                                                Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-43529

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    ALL OF THE 2,000,000 SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY LJL BIOSYSTEMS, INC. ("LJL" OR THE "COMPANY"). PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. SEE "UNDERWRITING" FOR A DISCUSSION OF THE FACTORS CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. THE COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "LJLB." CERTAIN EXISTING STOCKHOLDERS AND/OR THEIR AFFILIATES HAVE INDICATED TO THE COMPANY THAT THEY INTEND TO PURCHASE 400,000 SHARES OF COMMON STOCK IN THIS OFFERING AT THE INITIAL PUBLIC OFFERING PRICE.

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
    CONTRARY IS A CRIMINAL OFFENSE.

                                                                    PRICE TO           UNDERWRITING          PROCEEDS TO
                                                                     PUBLIC           DISCOUNT (1)(2)        COMPANY (3)
PER SHARE....................................................         $7.00                $.49                 $6.51

TOTAL (3)....................................................      $14,000,000           $784,000            $13,216,000

(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.

(2) ASSUMES NO UNDERWRITING DISCOUNT ON 400,000 SHARES OF COMMON STOCK.

(3) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $700,000.

(4) THE COMPANY HAS GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO AN ADDITIONAL 300,000 SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN FULL, THE PRICE TO PUBLIC WILL TOTAL $16,100,000, THE UNDERWRITING DISCOUNT WILL TOTAL $931,000 AND THE PROCEEDS TO COMPANY WILL TOTAL $15,169,000. SEE "UNDERWRITING."

    THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN, SUBJECT TO RECEIPT AND ACCEPTANCE BY THEM AND SUBJECT TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING SUCH SHARES WILL BE MADE AGAINST PAYMENT THEREFOR AT THE OFFICE OF NATIONSBANC MONTGOMERY SECURITIES LLC ON OR ABOUT MARCH 18, 1998.

                              -------------------

NATIONSBANC MONTGOMERY SECURITIES LLC
          HAMBRECHT & QUIST
                                                    VOLPE BROWN WHELAN & COMPANY

                                 MARCH 13, 1998

[LJL BIOSYSTEMS LOGO]                             PROPRIETARY TECHNOLOGIES AND PRODUCTS TO ACCELERATE AND
                                                  ENHANCE THE DRUG DISCOVERY PROCESS

[Drawing of drug discovery process with           Recent advances in molecular biology and genomics as well
compounds and targets going into funnel and       as combinatorial chemistry have resulted in the generation
coming out of funnel into drug leads]             of large numbers of targets and compounds, shifting the
                                                  rate-limiting step in the drug discovery process to
                                                  screening.

FIRST HTS PRODUCTS UNDER DEVELOPMENT              [photograph of the LJL Analyst]

  ANALYST -- a four-mode analyzer specifically designed to address the needs of the high throughput screening ("HTS") setting.

  POTENTIAL BENEFITS
    -higher throughput
    -improved analytical performance and
      flexibility
    -lower compound and reagent costs

  HIGH VALUE-ADDED REAGENTS AND ASSAY KITS

  POTENTIAL BENEFITS
    -ease of implementation and use in HTS
    -improved performance                         LJL ANALYST
                                                  Commercial launch is expected in the first half of 1998.
                                                  To date, the Company has not sold any HTS products.

[Drawing of drug discovery process with           LJL believes that its technology platform addresses many
compounds and targets going into funnel and       of the limitations associated with current HTS systems,
coming out of funnel into drug leads]             allowing its customers to accelerate the identification
                                                  and optimization of lead compounds for development into
                                                  new medicines.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN ACTIVITIES THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER- ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. THESE TRANSACTIONS MAY BE EFFECTED ON NASDAQ OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    Analyst-TM-, CRITERION-TM-, FLARe-TM-, LJL-TM-, SmartOptics-TM-, The High Throughput Company-TM- and the logo of the Company are trademarks of the Company. This Prospectus also includes trade names and trademarks of companies other than LJL, whose mention herein is with due recognition of and without intent to misappropriate their marks.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS: (I) GIVES EFFECT TO A 1-FOR-2 REVERSE STOCK SPLIT OF THE COMMON STOCK AND PREFERRED STOCK EFFECTED ON FEBRUARY 25, 1998, (II) ASSUMES THE CONVERSION OF ALL THE OUTSTANDING SHARES OF PREFERRED STOCK INTO SHARES OF COMMON STOCK TO BE EFFECTED UPON THE CLOSING OF THIS OFFERING AND (III) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    LJL is developing and marketing proprietary technologies and products to accelerate and enhance the drug discovery process. LJL's proprietary integrated technology platform is comprised of instrumentation and fluorescence-based and other assay technologies designed to provide flexible solutions to the current and evolving high throughput screening ("HTS") requirements of drug discovery laboratories. The drug discovery process involves several stages including target identification, compound synthesis, assay development, screening and lead optimization. Target identification and compound synthesis historically have been the limiting factors in the drug discovery process. However, recent advancements in genomics and molecular biology as well as combinatorial chemistry have resulted in the generation of large numbers of targets and compounds. This growth in the number of targets and compounds has shifted the rate-limiting steps in the drug discovery process to assay development, screening and lead optimization. High throughput screening is the process of testing, or screening, a large number of compounds against a target in order to determine the compound's effect, if any, on the target. To address these bottlenecks, LJL is developing instrumentation and assays to provide integrated HTS solutions. LJL believes that its technology platform addresses the major limitations associated with current HTS systems and will allow its customers to accelerate the identification and optimization of lead compounds for development into new medicines.

    The Company's first HTS product, ANALYST, is a four-mode analyzer designed specifically for use in the HTS setting. The Company believes that ANALYST will provide several important advantages over currently available multi-mode analyzers, including increased throughput, improved analytical performance and flexibility, lower reagents costs and the ability to be quickly integrated into the existing HTS laboratory and to evolve with changing HTS needs. ANALYST is currently undergoing beta testing at three major pharmaceutical companies and two biotechnology companies. The Company expects to commence shipments of ANALYST in the first half of 1998.

    LJL's integrated technology platform also includes proprietary fluorescence-based and other assay technologies. Currently, LJL is developing a line of high value-added, application-specific reagents and assay kits optimized for use in HTS and specifically for use with ANALYST. The Company intends to develop its reagent and assay kits in a single-step format. The Company believes that a single-step format is better suited for the HTS environment because of its speed, automation capability and lower cost. Additionally, LJL has licensed a platform of novel fluorescence-based assay technologies known as Fluorescence Lifetime Assay Repertoire ("FLARe") which it believes will address a number of the current limitations associated with fluorescence-based HTS assays. The Company believes that its proprietary FLARe technology, which includes methods of assay detection using long-lifetime fluorescent reagents and phase/ modulation, will address the signal-to-noise problems normally associated with intensity-based fluorescence assays. LJL's first reagents and assay kits are expected to be introduced in 1998.

    From inception in 1988 through the first half of 1996, the Company developed and manufactured clinical diagnostics and research instruments for OEM customers. The Company believes these instruments are in use in more than 500 clinical diagnostics and research laboratories worldwide. In the second half of 1996, the Company implemented a new strategic business model to develop products for the HTS market to leverage its existing technology platform and product development and manufacturing expertise into this new market. As a result of the Company's shift in strategy to the HTS market, the Company incurred a substantial operating loss in 1997, and it expects to continue to incur operating losses for at least the next several years. LJL intends to leverage its proven product development and manufacturing track record to be the first to market with effective solutions to the problems facing HTS users. The Company believes that by establishing an installed base of instruments it will be able to generate recurring revenue from the sale of reagents and assay kits. Additionally, the Company believes that the market for its screening products can be extended into other stages of the drug discovery process, such as assay development and lead optimization. To further strengthen its market position, the Company plans to develop and acquire additional screening technologies and to provide early technology access to strategic customers.

    The Company's office is located at 404 Tasman Drive, Sunnyvale, CA 94089 and its telephone number is (408) 541-8787.

                                  RISK FACTORS

    The Common Stock offered hereby involves a high degree of risk, including the risks associated with a new business strategy, the early state of development of the Company's high throughput screening products, uncertainty in the emerging high throughput screening market and uncertainty of commercial acceptance of the Company's high throughput screening products, dependence on in-licensed technology, the development and commercialization of reagents and assay kits, a dependence on new products, rapid technological change, lack of sales and marketing experience, intense competition, the concentration of the HTS market, a lengthy sales cycle, and the other risks described in the section titled "Risk Factors" in this Prospectus. See "Risk Factors."

                                  THE OFFERING

Common Stock offered by the Company..........  2,000,000 shares

Common Stock to be outstanding after the
  offering...................................  10,205,253 shares(1)(2)

Use of proceeds..............................  For research and development of HTS products, investments in manufacturing, sales,
                                               marketing and administrative infrastructure
                                               and working capital and general corporate
                                               purposes, including the possible acquisition
                                               of technologies and businesses. See "Use of
                                               Proceeds."

Proposed Nasdaq National Market symbol.......  LJLB

------------------------

(1) Based on 8,205,253 shares outstanding as of December 31, 1997. Excludes as of December 31, 1997 (i) 2,466,750 shares of Common Stock subject to outstanding options or available for issuance under the Company's 1994 Equity Incentive Plan and 1997 Stock Plan, of which 830,000 shares were issuable upon exercise of outstanding options at a weighted average exercise price of $0.71 per share and of which 1,636,750 shares were available for issuance, and (ii) outstanding warrants to purchase 65,653 shares at an exercise price equal to the initial public offering price. See "Management--Stock Plans," "Description of Capital Stock--Warrants," "Certain Relationships and Related Transactions," and "Underwriting" and Notes 5, 6 and 7 of Notes to Financial Statements.

(2) Excludes as of December 31, 1997: (i) the reservation of 300,000 shares for future issuance under the 1998 Employee Stock Purchase Plan and (ii) the reservation of 150,000 shares for future issuance under the 1998 Directors' Plan. See "Management--Stock Plans" and "--Director Compensation."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------------------------
                                                                    1993        1994       1995        1996        1997
                                                                  ---------  ----------  ---------  ----------  ----------
STATEMENT OF OPERATIONS DATA(1):
  Revenues:
    Product sales...............................................  $   1,536  $    3,551  $   2,236  $    5,622  $    4,562
    Development agreements......................................      2,932       2,659      2,915       3,663         642
                                                                  ---------  ----------  ---------  ----------  ----------
      Total revenues............................................      4,468       6,210      5,151       9,285       5,204
                                                                  ---------  ----------  ---------  ----------  ----------
  Costs and operating expenses:
    Product sales...............................................        971       1,581      1,174       2,755       2,319
    Research and development....................................      1,524       1,810      1,740       2,384       3,511
    Selling, general and administrative.........................      1,576       2,822      1,963       4,062       2,145
                                                                  ---------  ----------  ---------  ----------  ----------
      Total costs and operating expenses........................      4,071       6,213      4,877       9,201       7,975
                                                                  ---------  ----------  ---------  ----------  ----------
  Income (loss) from operations.................................        397          (3)       274          84      (2,771)
  Interest and other income, net................................         12          54         82         176         228
                                                                  ---------  ----------  ---------  ----------  ----------
  Income (loss) before provision for income taxes...............        409          51        356         260      (2,543)
  Provision for income taxes....................................          7           7          4           2          12
                                                                  ---------  ----------  ---------  ----------  ----------
  Net income (loss).............................................  $     402  $       44  $     352  $      258  $   (2,555)
                                                                  ---------  ----------  ---------  ----------  ----------
                                                                  ---------  ----------  ---------  ----------  ----------
  Basic and diluted net income (loss) per share available to
    common stockholders(2)......................................  $    0.09  $     0.01  $    0.08  $     0.06  $    (0.71)
                                                                  ---------  ----------  ---------  ----------  ----------
                                                                  ---------  ----------  ---------  ----------  ----------
  Shares used in computation of basic and diluted net income
    (loss) per share available to common stockholders(2)........      4,501       4,501      4,501       4,501       4,504
                                                                  ---------  ----------  ---------  ----------  ----------
                                                                  ---------  ----------  ---------  ----------  ----------
PRO FORMA DATA(2):
  Pro forma net income (loss)...................................  $     245  $       31  $     214  $      156  $   (2,343)
                                                                  ---------  ----------  ---------  ----------  ----------
                                                                  ---------  ----------  ---------  ----------  ----------
  Basic and diluted pro forma net (loss) per share..............                                                $    (0.29)
                                                                                                                ----------
                                                                                                                ----------
  Shares used in computation of basic and diluted pro forma net
    (loss) per share............................................                                                     8,125
                                                                                                                ----------
                                                                                                                ----------

                                                                                      DECEMBER 31, 1997
                                                                           ----------------------------------------
                                                                            ACTUAL    PRO FORMA(3)   AS ADJUSTED(4)
                                                                           ---------  -------------  --------------
BALANCE SHEET DATA:
  Cash and cash equivalents..............................................  $   5,525    $   5,525      $   18,041
  Working capital........................................................      5,111        5,111          17,627
  Total assets...........................................................      6,793        6,793          19,309
  Long-term debt.........................................................         40           40              40
  Mandatorily redeemable convertible preferred stock.....................      9,308           --              --
  Accumulated deficit....................................................     (3,750)      (3,750)         (3,750)
  Total stockholders' equity (deficit)...................................     (3,795)       5,513          18,029

------------------------
(1) The statement of operations data for the year ended December 31, 1993 reflects the combined results of three commonly-controlled companies, two of which were merged into, and survived by, the third, LJL BioSystems, Inc., on January 1, 1994.

(2) See Note 1 of Notes to Financial Statements for a description of the computation of basic and diluted per share amounts and pro forma statement of operations data. Shares used in the pro forma computation reflect the assumed conversion of Preferred Stock into Common Stock.

(3) Pro forma for the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of the offering.

(4) Adjusted to reflect the sale of 2,000,000 shares of Common Stock offered by the Company at the initial public offering price of $7.00 per share (after deduction of the underwriting discount and estimated offering expenses) and the receipt and application of the net proceeds thereof. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTY. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND OTHER FACTORS DISCUSSED ELSEWHERE IN THIS PROSPECTUS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

NEW BUSINESS STRATEGY; NEW AND UNDEFINED MARKET FOR HIGH THROUGHPUT SCREENING
  PRODUCTS

    In the second half of 1996, the Company implemented a new strategic business model to develop products for the HTS market. In connection with this change in strategy, the Company shifted its focus from developing and manufacturing clinical diagnostic and research products on an original equipment manufacturing ("OEM") basis to developing, manufacturing and marketing products for the HTS market. As a result, the Company's historical operating and financial performance is not indicative of future financial and business results. The Company incurred operating losses for the year ended December 31, 1997 as a result of its change in business strategy and expects that operating losses will increase substantially in future periods due to a significant decline in revenues and a substantial increase in expenditures to develop and commercialize the Company's HTS products. The Company anticipates that it will continue to incur losses for at least the next several years. To date, the Company has not commercially launched a product for the HTS market. Accordingly, the Company is subject to the risks inherent in the operation of a new business, such as the failure to develop an effective sales, marketing and distribution channel, failure to achieve market acceptance and demand for its HTS products, failure to implement commercial scale-up of developed HTS products, if any, and failure to attract and retain key personnel. Furthermore, the HTS market is new and undefined, and the use of HTS by pharmaceutical and biotechnology companies is limited. Demand for the Company's HTS products will depend upon the extent to which pharmaceutical and biotechnology companies adopt HTS as a drug discovery tool. If HTS does not become a widely used method in drug discovery, demand for the Company's products will not develop as the Company currently expects or at all. The lack of demand for the Company's HTS products would have a material adverse effect on the Company's business, financial condition and results of operations. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Pharmaceutical Research and Development" and "Business--Competition."

EARLY STAGE OF INSTRUMENTATION DEVELOPMENT

    The Company's success will depend on its ability to develop and commercialize its HTS instruments. The Company's first HTS instrument, ANALYST, has recently entered beta testing and has not yet been implemented in a fully operational HTS system. The Company has not previously developed or commercialized products for the HTS market. Much of the instrumentation and software expected to be incorporated into the Company's HTS products has not previously been used in HTS applications. The successful implementation and operation of the Company's HTS products will be a complex process requiring the integration of advanced robotics, microfluidics, automated storage and retrieval systems, fluorescence detector technologies and software and information systems. Even if ANALYST appears to be promising at an early stage of development or at commercial launch, it may not achieve market acceptance. In addition, ANALYST may be difficult or uneconomical to produce, fail to achieve expected performance levels, have a price level that is unacceptable in the industry or be precluded from commercialization by the proprietary rights of others. There can be no assurance that the Company will be able to successfully develop, manufacture and market ANALYST or any other HTS products on a timely basis, achieve anticipated performance levels or throughputs, gain industry acceptance of the Company's products or develop a profitable business. The failure to achieve any of these objectives would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products Under Development--Analyst."

RISKS ASSOCIATED WITH THE DEVELOPMENT AND COMMERCIALIZATION OF REAGENTS AND
  ASSAY KITS

    The Company expects that a substantial portion of its revenues will be derived from the sale of reagents and assay kits. The Company has no experience in the development, manufacture or marketing of reagents or assay kits. The Company intends to license assay technologies from third parties and to develop reagents and assay kits internally. There can be no assurance that the Company will succeed in licensing any additional assay technologies on acceptable terms, if at all, or that it will successfully commercialize any reagents that it licenses. In addition, the Company is internally developing reagents and assay kits, but has no previous experience in this area. There can be no assurance that the Company will successfully develop reagents or assay kits internally or that, if developed, such reagents and assay kits will achieve market acceptance. The Company currently intends to outsource the manufacture of reagents and assays kits. There can be no assurance that the Company will be able to enter into agreements with third parties for the manufacture of reagents and assay kits on terms commercially favorable to the Company or at all. In addition, the Company intends to sell reagents and assay kits to purchasers of HTS instruments, including ANALYST. There can be no assurance that sales of ANALYST will be sufficient to support this strategy. A failure to achieve commercial acceptance of its reagents and assay kits would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products Under Development--Reagents and Assays," "--Products Under Development--FLARe Technology" and "--Patents and Proprietary Rights."

DEPENDENCE ON NEW PRODUCTS; RAPID TECHNOLOGICAL CHANGE

    The pharmaceutical and biotechnology instrumentation and reagents market is characterized by rapid technological change and frequent new product introductions. The Company's future success will depend on its ability to enhance its current and planned HTS products and to develop and introduce, on a timely basis, new products that address the evolving needs of its customers including its higher-density, ultra high throughput analyzer and microplates and its fluorescence-based reagents and assay kits. The Company does not anticipate that prototypes for these ultra high throughput products will be available for several years, if at all. Production of an ultra high throughput analyzer and associated microplates, fluorescence-based reagents and assay kits will present significant development and manufacturing challenges. The Company may experience difficulties that could delay or prevent the successful development, introduction and marketing of its new products or its product enhancements. Any failure to develop and introduce products in a timely manner in response to changing market demands or customer requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products Under Development."

LACK OF SALES AND MARKETING EXPERIENCE

    The Company has no experience in direct marketing, sales or distribution. The Company's future profitability will depend on its ability to develop a direct sales force to sell its HTS products to pharmaceutical and biotechnology companies. The Company's products are technical in nature and the Company therefore believes it is necessary to develop a direct sales force consisting of people with scientific backgrounds and expertise. Competition for such employees is intense. There can be no assurance that the Company will be able to attract and retain qualified salespeople or that the Company will be able to build an efficient and effective sales and marketing organization. Failure to attract or retain qualified salespeople or to build such a sales and marketing organization would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company intends to market its HTS products in certain international markets through distributors. The Company does not currently have distributors in any international markets, and there can be no assurance that the Company will be able to engage qualified distributors. Such distributors, if engaged, may fail to satisfy financial or contractual obligations to the Company, fail to adequately market the Company's products, cease operations with little or no notice to the Company or offer, design, manufacture or promote competing product lines. The failure to develop and maintain effective distribution channels could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing."

COMPETITION

    The market for HTS products is highly competitive. The Company expects that competition will increase significantly as more biotechnology and pharmaceutical companies adopt high throughput screening instruments as a drug discovery tool and as new companies enter the market with advanced technologies and products. The Company will compete in many areas, including high throughput screening instruments, assay development and reagent sales. The Company competes with companies which directly market HTS products. In addition, pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other research organizations are conducting research and developing products in various areas which compete with the Company's technology platform, either on their own or in collaboration with others. Many of these competitors have greater financial, operational and sales and marketing resources, and more experience in research and development, than the Company. Further, certain companies offer screening services on a contract or collaborative basis, and these services could eliminate the need for a potential customer to purchase the Company's products. The Company's technological approaches may be rendered obsolete or uneconomical by advances in existing technological approaches or the development of different approaches by one or more of the Company's current or future competitors. Many of these competitors have greater financial and personnel resources, and more experience in research and development, sales and marketing and other areas than the Company. See "Business--Competition."

CONCENTRATION OF HTS MARKET

    The market for HTS products is highly concentrated, with approximately 50 large pharmaceutical companies operating a substantial portion of the Company's targeted drug discovery laboratories. Accordingly, the Company expects a relatively small number of customers will account for a substantial portion of its revenues. The Company will face risks associated with a highly concentrated customer base when and if it begins to sell its HTS products, including the failure to establish or maintain relationships within a limited customer pool, or substantial financial difficulties or decreased capital spending by its customers, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Further, the Company faces the risk that customers will negotiate price discounts or other unfavorable terms, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LENGTHY SALES CYCLE

    The sale of HTS products typically involves a significant technical evaluation and commitment of capital by customers. Accordingly, the sales cycle associated with the Company's HTS products is expected to be lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, that are beyond the Company's control. Due to this lengthy and unpredictable sales cycle, the Company's operating results could fluctuate significantly from quarter to quarter. See "--Future Fluctuations in Operating Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANUFACTURING RISK

    The Company has never manufactured HTS products in commercial quantities. The Company may encounter difficulties in scaling up production of its HTS products relating to, among other things, quality control and assurance, component supply and availability of qualified personnel. There can be no assurance that, even if successfully developed and introduced to market, any of the Company's products can be manufactured in sufficient quantities while meeting quality control standards or at acceptable cost. Difficulties encountered by the Company in manufacturing scale-up could have a material adverse effect on its business, financial condition and results of operations. See "--Dependence upon Key Personnel; Need to Hire Additional Qualified Personnel" and "--Risks Associated with Reagents and Assay Development and Commercialization." See also "Business--Manufacturing."

MANAGEMENT OF GROWTH

    The Company's success will depend on the expansion of its operations and the effective management of growth, which will place a significant strain on the Company's management, operational and financial resources. To manage such growth, the Company must expand its facilities, augment its operational, financial and management systems and hire and train additional qualified personnel. The Company's failure to manage growth effectively would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence upon Key Personnel; Need to Hire Additional Qualified Personnel."

DEPENDENCE UPON KEY PERSONNEL; NEED TO HIRE ADDITIONAL QUALIFIED PERSONNEL

    The Company's success will depend to a significant degree upon the continued services of key management, technical, and scientific personnel, including Lev
J. Leytes, the Company's Chairman of the Board of Directors, President and Chief Executive Officer. In addition, the Company's success will depend on its ability to attract and retain other highly skilled personnel. Currently, the Company is seeking to hire certain senior executives, including a Chief Financial Officer. Competition for qualified personnel is intense, and the process of hiring such qualified personnel is often lengthy. There can be no assurance that the Company can recruit such personnel on a timely basis, if at all. The Company's management and other employees may voluntarily terminate their employment with the Company at any time. The loss of the services of key personnel, or the inability to attract and retain additional qualified personnel, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees" and "Management."

DEPENDENCE ON SUPPLIERS AND CONTRACT MANUFACTURERS

    Certain components used in the Company's HTS instruments are currently purchased from a single or a limited number of outside sources. The reliance on a sole or limited number of suppliers could result in time delays associated with redesigning a product due to a failure to obtain a single source component, an inability to obtain an adequate supply of required components and reduced control over pricing, quality and timely delivery. The Company does not maintain long-term agreements with any of its suppliers, and therefore the supply of a particular component could be terminated at any time without penalty to the supplier. Any interruption in supply of single source components could have a material adverse effect on the Company's business, financial condition and results of operations. The Company intends to rely on contract manufacturers, some of which may be single-source vendors, for the development, manufacture and supply of certain of its reagents and assay kits. There can be no assurance the Company will be able to enter into such manufacturing contracts on commercially reasonable terms, if at all, or that the Company's current or future contract manufacturers will meet the Company's requirements for quality, quantity or timeliness. If the supply of any such instrumentation components, reagents or assay kits is interrupted, components, reagents and assay kits from alternative suppliers and contract manufacturers may not be available in sufficient volumes within required timeframes, if at all, to meet the Company's production needs. See "Business--Manufacturing."

ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY

    As of December 31, 1997, the Company had an accumulated deficit of approximately $3.8 million. To date, the Company has not yet generated any revenue from its HTS products, and the Company's expansion of its operations and continued development of its HTS products will require a substantial increase in marketing and sales and research and development expenditures for at least the next several years. As a result, the Company expects to incur substantial operating losses for the next several years. The Company's profitability will depend on its ability to successfully develop and commercialize its HTS products. Accordingly, the extent of future losses and the time required to achieve profitability, if achieved at all, is highly uncertain. Moreover, if profitability is achieved, the level of such profitability cannot be predicted and may vary significantly from quarter to quarter. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

    The Company may be required to raise substantial additional capital over a period of several years in order to develop and commercialize its products. The Company's future capital requirements will depend on numerous factors, including the costs associated with developing and commercializing its products, developing a direct marketing and sales force, maintaining existing, or entering into future, licensing and distribution agreements, protecting intellectual property rights, entering the reagents and assay kits business, expanding facilities and consummating possible future acquisitions of technologies, products or businesses. The Company may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding. The Company may be required to raise additional capital through a variety of sources, including the public equity market, private equity financings, collaborative arrangements, and public or private debt. There can be no assurance that additional capital will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to significantly reduce or refocus its operations or to obtain funds through arrangements that may require the Company to relinquish rights to certain of its products, technologies or potential markets, which would have a material adverse effect on the Company's business, financial condition and results of operations. To the extent that additional capital is raised through the sale of equity, the issuance of such securities would result in ownership dilution to the Company's existing stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK OF INTERNATIONAL SALES AND OPERATIONS

    The Company expects that international sales will account for a significant portion of the Company's total revenues. International sales and operations are subject to a number of risks, including the imposition of government controls, export license requirements, restrictions on the export of critical technology, political and economic instability or conflicts, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations, problems in establishing or managing distributor relationships and general economic conditions. In addition, as the Company expands its international operations, it may be required to invoice its sales in local currencies. Consequently, fluctuations in the value of foreign currencies relative to the U.S. dollar may adversely affect the Company's business, financial condition and results of operations. See "Business--Sales and Marketing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS OF TECHNOLOGIES AND BUSINESSES

    The Company may acquire certain technologies, products or businesses to broaden the scope of its existing and planned product lines and technologies. Such acquisitions would expose the Company to the risks associated with the assimilation of new technologies, operations, sites and personnel, the diversion of resources from the Company's existing business and technologies, the inability to generate revenues to offset associated acquisition costs, the maintenance of uniform standards, controls, and procedures and the impairment of relationships with employees and customers as a result of any integration of new management personnel. Acquisitions may also result in the issuance of dilutive equity securities, the incurrence or assumption of debt or additional expenses associated with amortization of acquired intangible assets or potential businesses. The Company's failure to successfully address such risks could have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY RISKS

    The Company's success will depend in part on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others. The Company has two U.S. patents. The Company has filed four U.S. patent applications and eight provisional patent applications, all of which are currently pending. To supplement its proprietary technology, the Company has licensed ten patents from FluorRx, Inc. ("FluorRx") pursuant to a June 1997 agreement. Under this license, the Company obtained certain worldwide rights relating to FluorRx's FLARe technology. Certain of these rights have been licensed on an exclusive basis. Certain other rights have been licensed on a non-exclusive basis, and therefore could be or are licensed to third parties. In accordance with such agreement, the Company pays one-time fees as well as royalties based on sales of its products that incorporate this technology. The license may be terminated in the event of a material breach by the Company. Furthermore, FluorRx may elect to convert the exclusive rights into non-exclusive rights in the event the Company fails to make certain minimum royalty payments. If the license were terminated by FluorRx due to a material breach of the license by the Company, the Company would lose the right to incorporate FLARe technology into its HTS products. In such event, the Company would be required to exclude FLARe technology from the Company's existing and future products and either license or develop internally alternative technologies. There can be no assurance that the Company would be able to license alternative technologies on commercially reasonable terms, or at all, or that the Company would be capable of developing internally such technologies. Furthermore, there can be no assurance that other companies may not independently develop technology with functionality similar or superior to the FLARe technology that does not or is claimed not to infringe the FLARe patents, or that otherwise circumvents the technology licensed to the Company.

    The Company is aware of third party patents that contain issued claims that may cover certain aspects of the Company's reagent technologies. There can be no assurance that the Company would not be required to license any such patents to produce certain reagents, assay kits and related products or that such licenses would be available on commercially reasonable terms, if at all. Any action against the Company claiming damages and seeking to enjoin commercial activities relating to the affected technologies could subject the Company to potential liability for damages. The Company could incur substantial costs in defending patent infringement claims, obtaining patent licenses, engaging in interference and opposition proceedings or other challenges to its patent rights or intellectual property rights made by third parties, or in bringing such proceedings or enforcing any patent rights against third parties. The Company's inability to obtain necessary licenses or its involvement in proceedings concerning patent rights could have a material adverse effect on the business, financial condition and results of operations of the Company.

    The patent positions of bioanalytical product companies, including the Company, are uncertain and involve complex legal and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued. Consequently, there can be no assurance that the patent applications of the Company or its licensor will result in patents being issued or that any issued patents will provide protection against competitive technologies or will be held valid if challenged or circumvented. Others may independently develop products similar to those of the Company or design around or otherwise circumvent patents issued to the Company. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each of such patents or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. If the Company does not obtain necessary licenses, it could be subject to litigation and encounter delays in product introductions while it attempts to design around such patents. Alternatively, the development, manufacture or sale of such products could be prevented. Litigation would result in significant cost to the Company as well as diversion of management time. Adverse determinations in any such proceedings could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company also relies on trade secret and copyright law, and employee and third-party nondisclosure agreements to protect its intellectual property rights in its products and technology. There can be no assurance that these agreements and measures will provide meaningful protection of the Company's trade secrets, copyrights, know-how, or other proprietary information in the event of any unauthorized use, misappropriation or disclosure or that others will not independently develop substantially equivalent proprietary technologies. Litigation to protect the Company's trade secrets or copyrights would result in significant cost to the Company as well as diversion of management time. Adverse determinations in any such proceedings or unauthorized disclosure of the Company's trade secrets could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that the Company will be able to protect its intellectual property in these markets. See "Business--Intellectual Property," and "--Products Under Development--FLARe Technology."

GOVERNMENT REGULATION

    While the Company believes that none of the Company's HTS products will be regulated as medical devices or otherwise subject to FDA regulation, the Company's clinical diagnostics products, including Luminometer, Q2000, Horizon and a microplate heater, are subject to FDA regulation as medical devices, as well as similar foreign regulation. The process of obtaining and maintaining required regulatory clearances and approvals and otherwise remaining in regulatory compliance in the United States and certain other countries is lengthy, expensive and uncertain. Although the Company has phased out production of Luminometer, Q2000 and the microplate heater, the Company will continue to manufacture Horizon on an OEM basis. Horizon is used in research and clinical laboratories to perform IN VITRO diagnostic ("IVD") tests, which are exempt from investigational device exemption ("IDE") requirements, including the need to obtain the FDA's prior approval, provided that, among other things, the testing is noninvasive, the product is not used as a diagnostic procedure without confirmation by another medically established test or procedure, and distribution controls are established to assure that IVDs distributed for research are used only for those purposes. To the Company's knowledge, its OEM customers have met these conditions. There can be no assurance that the FDA would agree that the OEM customers' distribution of the Company's clinical diagnostic products meet and have met the requirements for IDE exemption. Failure by the Company, its OEM customers or the recipients of the Company's clinical diagnostic products to comply with the IDE exemption requirements could result in enforcement action by the FDA, which could adversely affect the Company's or its OEM customers' ability to gain marketing clearance or approval of these products or could result in the recall of previously distributed products.

    Applicable law requires that LJL comply with the FDA's current GMP regulations for the manufacture of its clinical diagnostics products, Q2000, Luminometer, Horizon and the microplate heater. The FDA monitors compliance with its GMP regulations by subjecting medical product manufacturers to periodic FDA inspections of their manufacturing facilities. The FDA has recently revised the GMP regulations. The new Quality System Regulation imposes design controls and makes other significant changes in the requirements applicable to manufacturers. LJL is also subject to other regulatory requirements, and may need to submit reports to the FDA including adverse event reporting. Failure to comply with GMP regulations or other applicable legal requirements can lead to, among other things, warning letters, seizure of violative products, suspension of manufacturing, government injunctions and potential civil or criminal liability on the part of the Company and the responsible officers and employees. In addition, the government may halt or restrict continued sale of such instruments. Any such actions could have a material, adverse effect on the business, financial condition and results of operations of the Company.

    In order to export its clinical diagnostics instruments, the Company maintains International Organization for Standardization ("ISO") 9001 certification and applies the CE mark to certain products that are exported, which subjects LJL's operations to periodic surveillance audits. While the Company believes it is currently in compliance with GMP regulations and ISO standards, there can be no assurance that the

Company's operations will be found to comply with GMP regulations, ISO standards or other applicable legal requirements in the future or that the Company will not be required to incur substantial costs to maintain its compliance with existing or future manufacturing regulations, standards or other requirements. Any such noncompliance or increased cost of compliance could have a material adverse effect on the Company's business, results of operations and financial condition.

    LJL also is subject to numerous federal, state and local laws relating to safe working conditions, manufacturing practices, environmental protection, storage, use and disposal of hazardous or potentially hazardous substances. Any material failure to comply with such laws could require the Company to incur significant costs and would have a material, adverse effect upon the Company's ability to do business. Changes in existing requirements or adoption of new requirements or policies relating to government regulations could materially and adversely affect the ability of LJL to comply with such requirements.

HAZARDOUS MATERIALS

    The Company's research and development and manufacturing operations involve the use of hazardous materials, biological samples, chemicals and various radioactive compounds. In the future, the Company plans to manufacture certain reagents, some of which likely will contain hazardous materials including carcinogens. The Company is subject to federal, state and local laws and regulations governing the storage, use, and disposal of such materials and certain waste products. The risk of accidental contamination or injury from the use of these materials cannot be completely eliminated. In the event of an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company, which would have a material adverse effect on the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops its own commercial reagents manufacturing facility.

FUTURE FLUCTUATIONS IN OPERATING RESULTS

    The Company's future operating results are likely to fluctuate substantially from period to period. The degree of fluctuation will depend on a number of factors, including the timing and level of sales, the mix of products sold through direct sales channels and third party distributors, and any change in the product mix among the Company's planned product lines. Such fluctuations could have a material adverse effect on its business, financial condition and results of operations. Because a significant portion of the Company's business is expected to be derived from orders placed by a limited number of large customers, variations in the timing of such orders could cause significant fluctuations in the Company's operating results. Other factors that may result in fluctuations in operating results include industry acceptance of HTS as a drug discovery tool, market acceptance of the Company's products, the timing of new product announcements and the introduction of new products and new technologies by the Company or its competitors, delays in research and development of new products, increased research and development expenses, increased marketing and sales expenses associated with the implementation of the Company's direct marketing of its products, availability and cost of component parts from its suppliers, competitive pricing pressures, and developments with respect to regulatory matters. In connection with future introductions of new products, the Company may be required to establish or increase reserves or record charges for inventory obsolescence in connection with unsold inventory, if any, of older generations of products.

    The Company's expenditures for research and development, selling and marketing, and general and administrative functions are based in part on future revenue projections. The Company may be unable to adjust spending in a timely manner in response to any unanticipated declines in revenues, which may have a material adverse effect on the Company's business, financial condition and results of operations. The Company may be required to reduce prices in response to competitive pressures or other factors or increase spending to pursue new market opportunities. Any decline in average selling prices of a product which is not offset by a reduction in product costs or by sales of other products with higher gross margins would decrease the Company's overall gross profit and adversely affect the Company's business, financial condition and results of operations. In addition, the Company's operating results may vary from the expectations of public market analysts and investors, and, as a result, the price of the Common Stock would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT LIABILITY EXPOSURE; AVAILABILITY OF INSURANCE

    The manufacture and sale of products involves an inherent risk of product liability claims and associated adverse publicity. A successful product liability claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. The Company currently carries product liability insurance in the amount of $3.0 million per occurrence with a $4.0 million annual aggregate limit. There can be no assurance that the Company will be able to maintain product liability insurance on acceptable terms, if at all, or that such insurance will provide adequate coverage against potential liabilities. Furthermore, an inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization and development of the Company's products.

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS

    Upon completion of this offering, based on the number of shares outstanding as of December 31, 1997, the Company's principal stockholders, executive officers and directors together will beneficially own approximately 79.7% of the outstanding shares of Common Stock (77.5% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders will be able to control matters requiring approval by the stockholders of the Company, including approvals of amendments to the Company's Certificate of Incorporation, certain mergers, a sale of all or substantially all of the assets of the Company, going private transactions and other fundamental transactions. In addition, the Company's Certificate of Incorporation, as it is proposed to be amended and restated concurrently with the closing of this offering (the "Restated Certificate"), does not provide for cumulative voting with respect to the election of directors. Consequently, the present directors and executive officers of the Company, together with the Company's principal stockholders, will be able to control the election of the members of the Board of Directors of the Company. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. See "Principal Stockholders."

AVAILABILITY OF PREFERRED STOCK FOR ISSUANCE; ANTI-TAKEOVER PROVISIONS

    The Restated Certificate authorizes the Board of Directors of the Company, without stockholder approval, to issue additional shares of Common Stock and to fix the rights preferences and privileges of and issue up to 2,000,000 shares of Preferred Stock with voting, conversion, dividends and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, rights to purchase preferred stock or additional shares of Common Stock may have the effect of delaying or preventing a change in control of the Company. In addition, the possible issuance of preferred stock or additional shares of Common Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay for shares of the Company's Common Stock. Further, the Restated Certificate provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the President of the Company, by the Board of Directors pursuant to resolution adopted by a majority of the total number of authorized directors, or by the holders of 10% of the outstanding voting stock of the Company. These and other provisions contained in the Restated Certificate and the Company's Bylaws, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely effect the price of the Company's Common Stock. See "Description of Capital Stock."

BROAD DISCRETION IN APPLICATION OF NET PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be $12,516,000 ($14,469,000 if the Underwriters' overallotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses. The Company intends to use the net proceeds from this offering principally for research and development of HTS products, investments in manufacturing, sales, marketing and administrative infrastructure, and working capital and general corporate purposes, including the possible acquisition of technologies and businesses. The Company's management and Board of Directors will have broad discretion with respect to the application of such proceeds, and the amounts actually expended by the Company for working capital purposes may vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash, if any, generated by the Company's operations. See "Use of Proceeds."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering. The initial public offering price, which will be determined by negotiations between the Company and the Underwriters, will not necessarily be indicative of the market price at which the Common Stock of the Company will trade after this offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. In addition, in recent years the stock market in general, and the shares of biotechnology companies in particular, have experienced extreme price fluctuations. These broad market and industry fluctuations may have a material adverse effect on the market price of the Common Stock. In the future, the Company's operating results may vary from the expectations of public market analysts and investors, and, as a result, the price of the Common Stock would be materially and adversely affected. Announcements of technological innovations or new commercial products by the Company or its competitors, disputes or other developments concerning proprietary rights, including patents and litigation matters, publicity regarding new products or technologies under development by the Company, its licensors or its competitors, general market conditions, quarterly fluctuations in the Company's revenues and financial results, as well as the other factors described in these "Risk Factors" and elsewhere in this Prospectus, may have a significant impact on the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE AND POTENTIAL ADVERSE EFFECT ON MARKET PRICE;
  REGISTRATION RIGHTS

    Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements pursuant to which all directors and executive officers and stockholders of the Company have agreed not to sell or otherwise dispose of any of their shares without the prior written consent of NationsBanc Montgomery Securities LLC. However, NationsBanc Montgomery Securities LLC may at any time without notice, release all or any portion of the securities subject to lock-up agreements. The Company has agreed with NationsBanc Montgomery Securities LLC not to release any stockholder from such lock-up agreement between the stockholder and the Company without the consent of NationsBanc Montgomery Securities LLC. As a result of such restrictions and based upon the number of shares outstanding on December 31, 1997, on the date of this Prospectus approximately no shares, other than the 2,000,000 shares offered hereby, will be eligible for sale pursuant to Rule 144 promulgated under the Securities Act. An additional 8,160,253 shares and 401,712 shares issuable upon exercise of outstanding vested options will be eligible for sale 180 days after the date of this Prospectus upon expiration of the lock-up agreements and in compliance with certain limitations set forth in the Securities Act. After this offering, the holders of approximately 8,122,003 shares of Common Stock will be entitled to certain demand and piggyback registration rights with respect to registration of such shares under the Securities Act. If such holders, by exercising their demand or piggyback registration rights, cause a large number of securities to be registered and sold in the public market such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Shares Eligible For Future Sale" and "Description of Capital Stock-- Registration Rights."

IMMEDIATE AND SUBSTANTIAL DILUTION; ABSENCE OF DIVIDENDS

    Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their investment from the initial public offering price. Additional dilution will occur upon exercise of outstanding options. See "Dilution" and "Shares Eligible for Future Sale." Prior to June 1997, the Company operated as an S corporation for federal and state income tax purposes and distributed its taxable income to its stockholders in the form of dividends. Since June 1997, the Company has operated as a C corporation, and does not anticipate paying dividends in the future. See "Dividend Policy."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the early state of development of the Company's high throughput screening products; uncertainty in the emerging high throughput screening market and uncertainty of commercial acceptance of the Company's high throughput screening products; intense competition; dependence on proprietary technology; dependence on in-licensed technology; existing government regulation and changes in, or the failure to comply with, government regulations; the Company's need for additional financing; dependence on key personnel; limited manufacturing experience; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock being offered by the Company hereby at the initial public offering price of $7.00 per share are estimated to be $12,516,000 ($14,469,000 if the Underwriters' overallotment option is exercised in full). The Company intends to use approximately $5 million of the net proceeds of the offering to fund research and development activities for its HTS products and approximately $4 million for investments in manufacturing, sales, marketing and administrative infrastructure. The balance of the net proceeds of the offering are expected to be used for working capital and general corporate purposes, which may include the acquisition of complementary technologies and businesses. The Company has no present understandings, commitments or arrangements with respect to any such acquisitions. Notwithstanding the intended use of proceeds, the Company may use the proceeds in different proportions than currently anticipated, depending on changes in market conditions, progress of the Company's research and development programs and other factors. Pending application of the net proceeds of the offering as described above, the Company intends to invest such proceeds in short-term, investment-grade, interest-bearing financial instruments.

                                DIVIDEND POLICY

    Prior to June 1997, the Company operated as an S corporation for federal and state income tax purposes and distributed its taxable income to its stockholders in the form of dividends. Since June 1997, the Company has operated as a C corporation and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all available funds and any future earnings for use in the operation of its business.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1997 (i) on an actual basis, (ii) pro forma to reflect the conversion of all outstanding shares of Preferred Stock into Common Stock and
(iii) as adjusted to give effect to the sale by the Company of 2,000,000 shares of Common Stock offered hereby at the initial public offering price of $7.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                         DECEMBER 31, 1997
                                                                                -----------------------------------
                                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                ---------  -----------  -----------
                                                                                          (IN THOUSANDS)
Long-term debt................................................................  $      40   $      40    $      40
                                                                                ---------  -----------  -----------
Mandatorily redeemable convertible preferred stock; $0.001 par value;
  7,400,000 shares authorized; 3,621,503 shares issued and outstanding actual;
  no shares issued and outstanding pro forma or as adjusted...................      9,308          --           --
                                                                                ---------  -----------  -----------
Stockholders' equity (deficit)(1)(2):
  Common stock; $0.001 par value; 19,000,000 shares authorized; 4,583,750 shares issued and outstanding actual; 8,205,253 shares issued and outstanding pro forma; 10,205,253 shares issued and outstanding as
    adjusted..................................................................          5           8           10
  Additional paid-in capital..................................................        705      10,010       22,524
  Deferred compensation.......................................................       (755)       (755)        (755)
  Accumulated deficit.........................................................     (3,750)     (3,750)      (3,750)
                                                                                ---------  -----------  -----------
    Total stockholders' equity (deficit)......................................     (3,795)      5,513       18,029
                                                                                ---------  -----------  -----------
        Total capitalization..................................................  $   5,553   $   5,553    $  18,069
                                                                                ---------  -----------  -----------
                                                                                ---------  -----------  -----------

------------------------

(1) Excludes as of December 31, 1997, 2,466,750 shares of Common Stock subject to outstanding options or available for issuance under the Company's 1994 Equity Incentive Plan and 1997 Stock Plan, of which 830,000 shares were issuable upon exercise of outstanding options at a weighted average exercise price of $0.71 per share and of which 1,636,750 shares were available for issuance. See "Management--Stock Plans," "Certain Relationships and Related Transactions," and "Underwriting" and Notes 1, 6 and 7 of Notes to Financial Statements.

(2) Excludes as of December 31, 1997: (i) the reservation of 300,000 shares for future issuance under the 1998 Employee Stock Purchase Plan, (ii) the reservation of 150,000 shares for future issuance under the 1998 Directors' Plan and (iii) outstanding warrants to purchase 65,653 shares. See "Management--Stock Plans," "--Director Compensation" and "Description of Capital Stock."

                                    DILUTION

    The pro forma net tangible book value of the Company as of December 31, 1997 (assuming the conversion of all outstanding shares of Preferred Stock into Common Stock) was approximately $5,513,000, or $0.67 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the net tangible book value (tangible assets less total liabilities) of the Company by the number of shares of Common Stock outstanding, including shares of Common Stock to be issued from the conversion of the Preferred Stock immediately prior to the consummation of the offering. Without taking into account any other changes in the net tangible book value after December 31, 1997, other than to give effect to the receipt by the Company of the estimated net proceeds from the sale of 2,000,000 shares of Common Stock offered by the Company hereby at the initial public offering price of $7.00 per share, the pro forma net tangible book value of the Company as of December 31, 1997 would have been $18,029,000, or $1.77 per share. This represents an immediate increase in the pro forma net tangible book value of $1.10 per share to existing stockholders and an immediate dilution of $5.23 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price.........................             $    7.00
  Pro forma net tangible book value before the offering.......  $    0.67
  Increase attributable to new investors(1)...................       1.10
                                                                ---------
Pro forma net tangible book value after offering..............                  1.77
                                                                           ---------
Dilution to new investors.....................................             $    5.23
                                                                           ---------
                                                                           ---------

    The following table summarizes, on a pro forma basis as of December 31, 1997, the difference between existing stockholders and purchasers of shares in the offering (at the initial public offering price of $7.00 per share and before deducting underwriting discounts and estimated offering expenses payable by the Company) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                       SHARES PURCHASED(1)        TOTAL CONSIDERATION        AVERAGE
                                    -------------------------  --------------------------   PRICE PER
                                       NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                    ------------  -----------  -------------  -----------  -----------
Existing stockholders.............     8,205,253        80.4%  $   9,549,000        40.5%   $    1.16
New investors.....................     2,000,000        19.6%     14,000,000        59.5%        7.00
                                    ------------       -----   -------------       -----
    Total.........................    10,205,253       100.0%  $  23,549,000       100.0%        2.31
                                    ------------       -----   -------------       -----
                                    ------------       -----   -------------       -----

------------------------

(1) The foregoing tables assume no exercise of the Underwriters' over-allotment option, no exercise of outstanding options under the 1994 Equity Incentive Plan and the 1997 Stock Plan and no exercise of outstanding warrants to purchase 65,653 shares. As of December 31, 1997, options to purchase 830,000 shares were outstanding under the Company's 1994 Equity Incentive Plan and 1997 Stock Plan with a weighted average exercise price of $0.71 per share and 1,636,750 shares were available for issuance under the 1994 Equity Incentive Plan and the 1997 Stock Plan. On December 16, 1997, the Board of Directors of the Company approved, subject to stockholder approval received in February 1998: (i) the reservation of 300,000 shares for future issuance under the 1998 Employee Stock Purchase Plan and (ii) the reservation of 150,000 shares for future issuance under the 1998 Directors' Plan. To the extent that options are exercised and shares of Common Stock are issued, there will be further dilution to new investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Management--Stock Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

    The selected balance sheet data as of December 31, 1996 and 1997 and the selected statement of operations data for the years ended December 31, 1995, 1996 and 1997 have been derived from the financial statements of the Company audited by Price Waterhouse LLP, independent accountants, which are included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1993 and 1994, and the balance sheet data at December 31, 1993, 1994 and 1995 have been derived from audited financial statements not included in this Prospectus. The data set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements and related Notes thereto included in this Prospectus.

                                                                                     YEAR ENDED DECEMBER 31,
                                                                      -----------------------------------------------------
                                                                        1993       1994       1995       1996       1997
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(1):
  Revenues:
    Product sales...................................................  $   1,536  $   3,551  $   2,236  $   5,622  $   4,562
    Development agreements..........................................      2,932      2,659      2,915      3,663        642
                                                                      ---------  ---------  ---------  ---------  ---------
      Total revenues................................................      4,468      6,210      5,151      9,285      5,204
                                                                      ---------  ---------  ---------  ---------  ---------
  Costs and operating expenses:
    Product sales...................................................        971      1,581      1,174      2,755      2,319
    Research and development........................................      1,524      1,810      1,740      2,384      3,511
    Selling, general and administrative.............................      1,576      2,822      1,963      4,062      2,145
                                                                      ---------  ---------  ---------  ---------  ---------
      Total costs and operating expenses............................      4,071      6,213      4,877      9,201      7,975
                                                                      ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations.....................................        397         (3)       274         84     (2,771)
  Interest and other income, net....................................         12         54         82        176        228
                                                                      ---------  ---------  ---------  ---------  ---------
  Income (loss) before provision for income taxes...................        409         51        356        260     (2,543)
  Provision for income taxes........................................          7          7          4          2         12
                                                                      ---------  ---------  ---------  ---------  ---------
  Net income (loss).................................................        402         44        352        258     (2,555)
  Accretion of mandatorily redeemable convertible preferred stock
    redemption value................................................         --         --         --         --       (636)
                                                                      ---------  ---------  ---------  ---------  ---------
  Net income (loss) available to common stockholders................  $     402  $      44  $     352  $     258  $  (3,191)
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
  Basic and diluted net income (loss) per share available to common
    stockholders(2).................................................  $    0.09  $    0.01  $    0.08  $    0.06  $   (0.71)
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
  Shares used in computation of basic and diluted net income (loss)
    per share available to common stockholders(2)...................      4,501      4,501      4,501      4,501      4,504
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
  PRO FORMA DATA(3):
    Income (loss) before provision (benefit) for income taxes.......  $     409  $      51  $     356  $     260  $  (2,543)
    Pro forma provision (benefit) for income taxes..................        164         20        142        104       (200)
                                                                      ---------  ---------  ---------  ---------  ---------
    Pro forma net income (loss).....................................  $     245  $      31  $     214  $     156  $  (2,343)
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
    Basic and diluted pro forma net (loss) per share................                                              $   (0.29)
                                                                                                                  ---------
                                                                                                                  ---------
    Shares used in computation of basic and diluted pro forma net
      (loss) per share..............................................                                                  8,125
                                                                                                                  ---------
                                                                                                                  ---------

                                                                         1993       1994       1995       1996       1997
                                                                       ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA(1):
  Cash and cash equivalents..........................................  $     510  $       3  $   1,773  $   1,166  $   5,525
  Working capital (deficit)..........................................        175        (27)        (4)      (295)     5,111
  Total assets.......................................................      1,367      1,358      2,483      2,458      6,793
  Long-term debt.....................................................         22         22         32         43         40
  Mandatorily redeemable convertible preferred stock.................         --         --         --         --      9,308
  Retained earnings (accumulated deficit)............................        211          9         46       (226)    (3,750)
  Total stockholders' equity (deficit)...............................        250         48         85       (187)    (3,795)

--------------------------
(1) The statement of operations data for the year ended December 31, 1993 and the balance sheet data at December 31, 1993 reflect the combined results and financial position of three commonly-controlled companies, two of which were merged into, and survived by, the third, LJL BioSystems, Inc., on January 1, 1994.
(2) See Note 1 of Notes to Financial Statements for a description of the computation of basic and diluted per share amounts.
(3) Prior to June 1997, the Company operated under the S corporation provisions of the Internal Revenue Code and comparable provisions of certain state income tax laws. The pro forma statement of operations data reflect provisions (benefit) for income taxes as if the Company had been subject to federal and state income taxation as a C corporation during each of the periods presented. Shares used in the pro forma computation of net (loss) per share reflect the assumed conversion of Preferred Stock into Common Stock. See Note 1 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE DISCUSSION BELOW CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE BASED ON THE BELIEFS OF THE COMPANY'S MANAGEMENT, AS WELL AS ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO, THE COMPANY'S MANAGEMENT. THE COMPANY'S FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, ANY SUCH FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS" FOR A DISCUSSION OF FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH MATERIAL DIFFERENCES. THE FOLLOWING PRESENTATION OF MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO AND OTHER FINANCIAL INFORMATION INCLUDED THEREIN.

OVERVIEW

    From inception in 1988 through 1991, the Company derived its revenues from the development of clinical diagnostics and research instruments for customers. Beginning in 1992, the Company began manufacturing and shipping these clinical diagnostics and research instruments to customers either for their internal use or for resale on an OEM basis. In the second half of 1996, the Company implemented a new strategic business model to develop products for the HTS market to leverage its existing technology platform and product development and manufacturing expertise into this new market. In connection with this change in strategy, the Company shifted its focus from developing and manufacturing clinical diagnostic and research products on an OEM basis to developing, manufacturing and marketing its own HTS products.

    As part of its shift in focus, the Company has deemphasized its OEM development activities and has phased out production of all but one of its OEM products. These OEM products included Luminometer (a microplate reader), Q2000 (a clinical analyzer) and a microplate heater, all of which were sold to Chiron Corporation ("Chiron"), and Horizon (a clinical specimen processor) sold to Ventana Medical Systems, Inc. ("Ventana"). Product sales to Chiron and Ventana, as well as revenues from development agreements with CombiChem, Inc. ("CombiChem"), accounted for approximately 90% of total revenues for each of the years ended December 31, 1995, 1996 and 1997. Although the Company intends to continue to manufacture the Horizon through 1998 and possibly beyond under its agreement with Ventana, OEM product sales are expected to substantially decline in future periods. In addition, revenues from development agreements declined significantly during the year ended December 31, 1997, and the Company does not expect to derive revenues from OEM development activities in the future.

    Due to the anticipated substantial decline in revenues and the high costs associated with the development and commercial launch of ANALYST, the development of a sales and marketing function, the development and commercialization of assays and reagents and the development of additional generations of HTS products, the Company expects that operating losses will increase substantially in future periods. The Company expects to continue to incur operating losses for at least the next several years. The Company's ability to achieve profitability will depend in part on its ability to successfully develop, manufacture, market and achieve industry acceptance of ANALYST, and to successfully develop, manufacture and market reagents and assays. In 1996, the Company shifted its business strategy to the HTS market, and accordingly LJL is subject to the risks inherent in both the operation of a new business model and the entry into a new and uncertain industry. The Company's high-density analyzer is in the early feasibility and conceptual design stage and will present significant development and manufacturing challenges and, if developed and manufactured, may not achieve industry acceptance. Although LJL expects that a substantial portion of its future revenues will be derived from reagents and assay sales, the Company has no experience in the development, manufacture or marketing of reagents and assays. The Company's FLARe technology will require a significant investment in research and development, and the Company faces the risks associated with new and uncertain technology in developing, manufacturing and commercializing any FLARe products. Accordingly, the extent of future losses and the time required to achieve profitability, if any, is highly uncertain. The Company's failure to successfully and timely design, develop, manufacture and commercialize its HTS products would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's operating results are likely to fluctuate substantially from period to period, and a change in the product mix among the Company's different planned product lines from the Company's current expectations, among other factors, could result in the failure to meet analysts' expectations regarding revenues or earnings.

RESULTS OF OPERATIONS

  YEARS ENDED DECEMBER 31, 1996 AND 1997

    REVENUES. Total revenues decreased by $4.1 million, from $9.3 million for the year ended December 31, 1996 to $5.2 million for the year ended December 31, 1997. Revenues recognized under development agreements decreased from $3.7 million during the year ended December 31, 1996 to $642,000 for the year ended December 31, 1997, due to the Company's decision in 1996 to focus its future efforts on internal development of a proprietary HTS product platform, the completion of its existing OEM development agreements (principally with CombiChem, which accounted for $1.7 million of the decrease), and its decision not to pursue additional development agreements. Revenues from product sales decreased by $1.0 million, from $5.6 million during the year ended December 31, 1996 to $4.6 million for the year ended December 31, 1997, due to the Company's increasing focus on the HTS market and the phasing out of the Luminometer, Q2000 and the microplate heater products. Although the Company intends to continue to manufacture Horizon through 1998 and possibly beyond under its agreement with Ventana, OEM product sales are expected to substantially decline in future periods. In addition, the Company expects this decline in revenues to continue due to the completion of OEM development projects.

    COST OF PRODUCT SALES. Cost of product sales decreased from $2.8 million for the year ended December 31, 1996 to $2.3 million for the year ended December 31, 1997, due to decreased unit sales of the Luminometer product. Gross profit, as a percentage of product sales, decreased from 51% during the year ended December 31, 1996 to 49% for the year ended December 31, 1997, primarily as a result of decreased absorption of manufacturing overhead resulting from reduced unit sales. The Company expects per unit cost of sales will increase and gross profit will substantially decrease as unit sales continue to decrease, resulting in decreased absorption of manufacturing overhead. In addition, cost of product sales of ANALYST is expected to be high for at least several years as a result of low absorption of manufacturing overhead resulting from low production volume.

    RESEARCH AND DEVELOPMENT. Research and development expense increased from $2.4 million for the year ended December 31, 1996 to $3.5 million for the year ended December 31, 1997. This increase was primarily due to a $2.4 million increase in costs associated with the development of the Company's HTS product platform, partially offset by a $1.3 million decrease in the level of research and development expenses incurred in connection with development agreements for OEM customers. The Company expects research and development expenditures to increase significantly in future periods to support the development of its HTS products.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative costs decreased from $4.1 million for the year ended December 31, 1996 to $2.1 million for the year ended December 31, 1997. This decrease was primarily due to a $2.9 million decrease in the amount of S corporation distributions to the Company's stockholders as compensation due to the Company's change in tax status to a C corporation (the Company's stockholders paid S corporation taxes on their share of the Company's taxable income on their individual tax returns), which was partially offset by a $600,000 increase in marketing and sales expenses associated with the addition of sales and marketing personnel and HTS product marketing expenses and other increases in general and administrative expenses. The Company expects selling, general and administrative expenses to increase substantially in future periods due to the increased marketing and selling resources necessary to promote the Company's HTS products, as well as additional administrative costs associated with being a public company.

    INTEREST AND OTHER INCOME, NET. Net interest and other income for the year ended December 31, 1996 and 1997 was $176,000 and $228,000, respectively, and primarily consisted of income earned on invested cash balances.

  YEARS ENDED DECEMBER 31, 1995 AND 1996

    REVENUES. Total revenues increased by $4.1 million, from $5.2 million for the year ended December 31, 1995 to $9.3 million for the year ended December 31, 1996. Of this increase, $3.4 million was attributable to higher product sales, which increased from $2.2 million during 1995 to $5.6 million for 1996, primarily due to $1.1 million in unit sales of Luminometer and commencement of shipments of Q2000 and Horizon, which contributed an additional $1.1 million and $600,000, respectively. Revenues from development agreements increased from $2.9 million for the year ended December 31, 1995 to $3.7 million for the year ended December 31, 1996. This increase was primarily attributable to a new OEM development agreement and the sale of certain manufacturing rights to Chiron.

    COST OF PRODUCT SALES. The Company's cost of product sales increased from $1.2 million for the year ended December 31, 1995 to $2.8 million for the year ended December 31, 1996. This increase was primarily attributable to higher unit sales of Luminometer, Q2000 and Horizon products. Gross profit percentage increased from 47% in 1995 to 51% in 1996 primarily as a result of improved absorption of manufacturing overhead resulting from increased production volume.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased from $1.7 million for the year ended December 31, 1995 to $2.4 million for the year ended December 31, 1996. This increase was due primarily to a $500,000 increase in costs associated with the Company's HTS research and development program which commenced in the second half of 1996. Research and development expenses associated with the Company's development agreements increased by $100,000.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative costs increased from $2.0 million for the year ended December 31, 1995 to $4.1 million for the year ended December 31, 1996. This increase was primarily due to a $1.9 million increase in the amount of S corporation distributions to the Company's stockholders as compensation (the Company's stockholders paid S corporation taxes on their share of the Company's taxable income on their individual tax returns) and additional administrative expenses.

    INTEREST AND OTHER INCOME, NET. Net interest and other income increased from $82,000 for the year ended December 31, 1995 to $176,000 for the year ended December 31, 1996. This increase was primarily due to a higher level of interest earned on invested cash balances.

INCOME TAXES

    Prior to June 1997, the Company had been taxed as an S corporation for federal and state income tax purposes. Under the Internal Revenue Code provisions regarding S corporations, the Company had not been subject to federal income taxes but had been subject to state income taxes at a reduced rate. As an S corporation, the Company's stockholders paid taxes on their share of the Company's taxable income in their individual tax returns. In June 1997, in connection with the Preferred Stock financing, the Company became subject to the C corporation provisions of the Internal Revenue Code pursuant to which the Company's earnings are taxed for federal and state income tax purposes at the corporate level. Through June 1997, the Company's profits were distributed to the Company's stockholders through a combination of compensation, which was treated as expense in the Statement of Operations, and dividends. Future distributions are not expected. At December 31, 1997, the Company had a net operating loss ("NOL") carryforward of $2.4 million for federal income tax purposes, which expires in 2012. A full valuation allowance has been provided for the NOL and all other deferred tax assets as management does not consider their realization more likely than not.

LIQUIDITY AND CAPITAL RESOURCES

    From inception through June 1997, the Company funded its operations primarily through cash flows generated from operations, bank loans for equipment purchases and loans from stockholders. In June 1997, the Company completed a private placement of Preferred Stock, generating approximately $8.7 million in cash, net of expenses.

    Cash provided by operating activities has historically fluctuated based on the timing of receipt of customer deposits, working capital changes resulting from varying levels of OEM manufacturing activities and fluctuations in the Company's net income. Net cash used in operations totaled $2.9 million and $10,000 during the years ended December 31, 1997 and 1996 respectively. The increase in net cash used in operations is primarily due to the Company's net loss during the year ended December 31, 1997 compared to net income earned during 1996 and the Company's reduced emphasis on development arrangements and OEM manufacturing, which resulted in certain changes in working capital, including lower customer deposits, partially offset by reduced inventory and account receivable balances.

    Net cash used in operations during the year ended December 31, 1996 of $10,000 compares to cash provided by operations of $2.2 million in 1995. The decrease in net cash provided by operations in 1996 was due primarily to an increase in inventories and other assets, partially offset by increases in accounts payable and accrued expenses.

    Cash flows used in investing activities for the purchase of property and equipment prior to 1997 were not significant. The increase in equipment purchases during the year ended December 31, 1997 relates primarily to the additional equipment needed for the development and manufacture of the Company's new HTS products.

    Net cash used in financing activities for the years ended December 31, 1996 and 1995 totaled $504,000 and $290,000, respectively, and consisted primarily of distributions to the Company's stockholders as an S corporation. Net cash provided by financing activities for the year ended December 31, 1997 totaled $7.7 million and consisted primarily of the net proceeds from the sale of shares of Preferred Stock, partially offset by dividends paid to stockholders during 1997.

    At December 31, 1997, the Company had cash and cash equivalents of $5.5 million and an accumulated deficit of $3.8 million. The Company had three bank loans, with cumulative outstanding balances of $86,000 bearing interest rates of approximately 10.5%. Such loans are payable in annual installments of approximately $30,000. In June 1997, the Company entered into a development, license and sales agreement with FluorRx under which it obtained worldwide rights to certain patented assay technologies. Future minimum royalties due through 2002 under the agreement aggregate approximately $950,000. The source of funds for these royalty payments is expected to be the sales proceeds from the sale of HTS products developed by LJL pursuant to the agreement. The Company may be required to raise substantial additional capital over a period of several years in order to develop and commercialize its products. The Company's future capital requirements will depend on numerous factors, including the costs associated with developing and commercializing its products, developing a direct marketing and sales force, maintaining existing, or entering into future licensing and distribution agreements, protecting intellectual property rights, entering the reagents and assay kits business, expanding facilities and consummating possible future acquisitions of technologies, products or businesses. The Company believes the net proceeds of this offering, combined with cash from operations, will be sufficient to fund operations for the next twelve to eighteen months. The Company may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding. The Company may be required to raise additional capital through a variety of sources, including the public equity market, private equity financings, collaborative arrangements, and public or private debt. There can be no assurance that additional capital will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to significantly reduce or refocus its operations or to obtain funds through arrangements that may require the Company to relinquish rights to certain of its products, technologies or potential markets, which could have a material adverse effect on the Company's business, financial condition and results of operations. To the extent that additional capital is raised through the sale of equity, the issuance of such securities would result in ownership dilution to the Company's existing stockholders.

                                    BUSINESS

    LJL is developing and marketing proprietary technologies and products to accelerate and enhance the drug discovery process. LJL's proprietary integrated technology platform is comprised of instrumentation and fluorescence-based and other assay technologies designed to provide a flexible solution to the current and evolving HTS requirements of drug discovery laboratories. The drug discovery process involves several stages including target identification, compound synthesis, assay development, screening and lead optimization. Target identification and compound synthesis historically have been the rate-limiting steps in the drug discovery process. Recent advancements in genomics and molecular biology as well as combinatorial chemistry have resulted in the generation of large numbers of targets and compounds. This growth in the number of targets and compounds has shifted the rate-limiting steps of the drug discovery process to assay development, screening and lead optimization. To address these bottlenecks, LJL is developing instrumentation and assays to provide integrated HTS solutions. LJL believes that its technology platform addresses the major limitations associated with current HTS systems and will allow its customers to accelerate the identification and optimization of lead compounds for development into new medicines.

    The Company's first HTS product, ANALYST, is a four-mode analyzer designed specifically for use in the HTS setting. The Company believes that ANALYST will provide several important advantages over currently available multi-mode analyzers, including increased throughput, improved analytical performance and flexibility, lower reagents costs and the ability to be quickly integrated into the existing HTS laboratory and to evolve with changing HTS needs. ANALYST is currently undergoing beta testing at three major pharmaceutical companies and two biotechnology companies. The Company expects to commence shipments of ANALYST in the first half of 1998.

PHARMACEUTICAL RESEARCH AND DEVELOPMENT

  THE DRUG DISCOVERY PROCESS

    The drug discovery process involves the synthesis and testing, or screening, of compounds against a target. A compound is a molecule that might mediate a disease by its effect on a target. Targets are biological molecules, such as enzymes, receptors, other proteins and nucleic acids, that are believed to play a role in the onset or progression of a disease. The stages of the drug discovery process include target identification, compound synthesis, assay development, screening, secondary screening of hits, and lead compound screening, or optimization.

                                    [CHART]

    Targets are identified based on their anticipated role in the progression or prevention of a disease. Until recently, scientists using conventional methods had identified only a few hundred targets, many of which have not been comprehensively screened. Recent developments in molecular biology and genomics have led to a dramatic increase in the number of targets available for drug discovery.

    After a target is chosen, the researcher selects a library of compounds to screen against this target. Compounds have historically been obtained from natural sources or synthesized one at a time. Compound libraries were compiled over decades by pharmaceutical companies using conventional synthesis techniques. Recent technology advancements in combinatorial chemistry and other chemical synthesis techniques, as well as licensing arrangements, have enabled industrial and academic groups to greatly increase the supply and diversity of compounds available for screening against targets. As a result, many researchers are gaining access to libraries of hundreds of thousands of compounds in months rather than years.

    Following target and compound library selection, the compounds must be screened to determine their effect on the target, if any. A compound that has an effect on the target is defined as a hit. A greater number of compounds screened against a given target results in a higher statistical probability that a hit will be identified. Prior to screening targets against a compound, a biological test or assay must be developed. An assay is a combination of reagents which measures the effect of a compound on the activity of a target. Assay development involves screening the assays to optimize performance against the selected target. Assays are broadly classified as either biochemical or cellular. Biochemical assays are usually performed with purified molecular targets and generally have certain advantages, such as speed, convenience, simplicity and specificity. Cellular assays are performed with living cells, which may sacrifice speed and simplicity, but may deliver more biologically relevant information. Scientists use both cellular and biochemical assays in their drug discovery efforts. Both types of assays use a variety of detection modalities, including absorbence, radioisotopic, luminescence, and a variety of fluorometric technologies, such as fluorescence intensity, fluorescence polarization and time-resolved fluorescence.

    Once a compound is identified as a hit, a number of secondary screens are performed to evaluate its potency and specificity for the intended target. This cycle of repeated screening continues until a small number of lead compounds is selected. These lead compounds are optimized by further screening. Optimized lead compounds with the greatest therapeutic potential may be selected for clinical evaluation. Due to the recent dramatic increase in the number of available compounds and targets, a bottleneck has resulted at the screening stage of the drug discovery process. Historically, screening has been a manual, time-consuming process. Screening significantly larger numbers of compounds against an increasing number of targets requires a system that can operate with a high degree of automation and analytical flexibility.

  CURRENT SCREENING SYSTEMS

    Current screening systems operate with varying degrees of automation. Full automation--from sample dispensing to data collection--enables round-the-clock operation, thereby increasing the screening rate. Fully-automated HTS systems consist of assay analyzers, liquid handling systems, robotics, a computerized system for data management, reagents and assay kits and microplates. A microplate is a plastic plate that generally contains either 96 wells or 384 wells, each of which holds a mixture of a target, compound and reagents. In the HTS process, a robot moves a microplate among preparatory stations and then delivers the microplate to the analyzer. After the microplate is placed into the analyzer, the instrument directs a light source onto a well (in the case of fluorescence-based assays). The intensity of the light emitted from the well in response to this light source is then measured by the analyzer, showing the degree of the effect, if any, of the compound on the target. In this manner, the analyzer detects and measures possible bioactivity of a compound against a target.

    Most screening systems utilize off-the-shelf, general purpose assay analyzers which were originally designed for low throughput use. The Company believes most screening systems in use today have the following limitations:

    LACK OF ANALYTICAL FLEXIBILITY. Most analyzers do not provide analytical flexibility because they operate in only one type of assay detection mode. In order to perform assays using different detection modes, researchers generally must switch single-mode analyzers and reconfigure the HTS line. Alternatively, researchers may set up the HTS line with multiple single-mode analyzers which often results in critical space constraints.

    INADEQUATE SENSITIVITY. As researchers continue to use smaller assay volumes to reduce reagents costs and increase throughput, many analyzers are inadequate because they are not sensitive enough to read results based on these smaller volumes. Inadequate sensitivity may result in missed hits, limited research capabilities, increased costs of compounds, assays and reagents and lower throughput.

    POOR HTS SYSTEM INTEGRATION. Most analyzers have not been designed specifically for an HTS environment. They are difficult and expensive to integrate into an HTS line. Even after the analyzer is integrated into the HTS line, there are often many problems, including increased probability of system failures, loss of data, time delays and loss of costly compounds and reagents.

    INABILITY TO OPERATE IN DENSER FORMAT. Most analyzers detect assays solely in the standard 96-well microplate format. However, drug discovery companies are beginning to move to a denser, 384-well format to reduce costs of reagents, assays and compounds while increasing throughput. Most existing analyzers cannot accommodate the need for this denser format.

    LIMITATIONS OF CURRENT ASSAYS. Many assays in use today are performed in a complex, multi-step process and are expensive, time-consuming and difficult to implement in an HTS setting. In addition, certain assays use radioisotopes, which result in problematic waste-disposal issues. Fluorescence-based assays constitute a growing assay format in HTS due to the relative lack of waste-disposal problems, as well as their sensitivity, versatility and adaptability to HTS. However, the use of fluorescence-based assays in HTS has been limited due to the relative insensitivity of available analyzers. Certain assays are also unsuitable for HTS because of the low sensitivity of both the assay and analyzer.

    The HTS laboratory today must balance the needs for sensitivity and analytical flexibility. The increasing use of HTS and need for higher throughput further exposes the limitations of current screening systems. These limitations result in higher costs, lower throughput and lower productivity.

THE LJL SOLUTION

    LJL is developing products specifically designed for both the current and evolving HTS market. Since 1988, LJL has designed, developed and manufactured high performance clinical diagnostics analyzers and other automated instruments. To develop these products, the Company has assembled an integrated team of scientists and engineers with expertise in fluorescence chemistry, biophysics, biochemistry, chemical and mechanical engineering, electronics and software.

    The Company's first HTS product, ANALYST, is a four-mode analyzer designed to address many of the current limitations of available multi-mode analyzers. The Company believes ANALYST will be the only multi-mode analyzer that enables higher throughput, improved analytical performance and flexibility, lower compound, assay and reagents costs, allows quick integration into the existing HTS laboratory and meets evolving HTS needs. ANALYST is currently undergoing beta testing at three major pharmaceutical companies and two biotechnology companies. The Company expects to commence shipments of ANALYST in the first half of 1998.

    The Company is also developing high value-added, application-specific reagents and assay kits, which are being optimized for use in HTS and specifically for use with ANALYST. The Company believes that customers will prefer to purchase reagents and instruments from one source for convenience, ongoing support and accountability.

    In addition to ANALYST, the Company is currently developing an analyzer capable of reading 1,536-well microplates. The Company believes this higher density format will greatly improve the user's throughput and productivity and decrease costs. This high-density analyzer will be an evolution of the ANALYST technology platform. The Company also plans to develop additional assays which will be optimized to perform in the higher density format and intends to scale down certain of its first generation assays and reagents for use in this same format.

LJL STRATEGY

    LJL's objective is to become a leader in the development and commercialization of advanced technologies and products that accelerate the pace and improve the productivity of the drug discovery process. To implement this strategy, the Company intends to:

    PROVIDE FIRST-TO-MARKET HTS SOLUTIONS. LJL's technology platform is comprised of two principal proprietary components: instrumentation and assay technologies. LJL intends to leverage this technology platform and its proven expertise in rapid product development and manufacturing of automated instrumentation systems to be the first to market with effective HTS solutions.

    PURSUE AN EVOLUTIONARY APPROACH TO PRODUCT DEVELOPMENT. The Company anticipates that the HTS needs of the pharmaceutical industry will continue to change rapidly over the next three to five years and are difficult to predict at this time. LJL intends to offer products with features and capabilities that provide solutions to the current and evolving HTS needs of drug discovery laboratories. For example, the Company's first HTS analyzer can perform four major types of optically-detected assays in both the industry standard 96-well microplate and 384-well microplate formats. Additionally, the Company is designing a high-density analyzer to read 1,536-well microplates.

    EXTEND INSTRUMENTATION AND ASSAY PRODUCTS INTO OTHER STAGES OF THE DRUG DISCOVERY PROCESS. LJL believes that its screening products are well-suited for primary and secondary screening and other closely-related stages of the drug discovery process such as assay development and lead optimization, which require repetitive screening. The Company believes that users will benefit from using the same, high performance screening products.

    GENERATE RECURRING REVENUE THROUGH THE SALE OF REAGENTS, ASSAY KITS AND CONSUMABLES. LJL believes that establishing an installed base of HTS analyzers will enable the Company to generate recurring revenue from the sale of reagents, assay kits and consumables. These products will be high value-added, application-specific tools that are optimized for use in HTS and specifically with the Company's analyzers. The Company believes that customers will prefer to purchase reagents and instruments from one source for convenience, ongoing support and accountability.

    DEVELOP AND ACQUIRE NOVEL SCREENING TECHNOLOGIES. LJL recently licensed FLARe, a platform of patented bioassay technologies, which it believes will address a number of the current limitations associated with fluorescence-based HTS assays. LJL is also developing internally certain reagent technologies and intends to license or acquire additional screening technologies to establish and maintain a market advantage for its products.

    PROVIDE EARLY ACCESS TO STRATEGIC CUSTOMERS. LJL intends to provide strategic customers with early access to certain of its technologies which will provide insight into next generation product requirements and technology needs. The Company believes this insight will allow the Company to provide products that more closely meet the needs of its customers.

PRODUCTS UNDER DEVELOPMENT

    The Company's first HTS products under development are ANALYST and consumables, including high value-added, application-specific reagents and assay kits. ANALYST is currently undergoing beta testing (during which the Company provides an analyzer to a potential customer for use in its operating environment for a limited period for the purpose of evaluating and testing the instrument) at three major pharmaceutical companies and two biotechnology companies. The Company expects to commence shipments of ANALYST in the first half of 1998, and the first accompanying reagents and assay kits are expected to be introduced in 1998.

  ANALYST

    ANALYST is a four-mode analyzer designed specifically for use in the HTS setting. ANALYST can read luminescence assays and the three major types of fluorescence-based assays, fluorescence intensity, fluorescence polarization ("FP") and time resolved fluorescence assays. ANALYST allows users to perform both cellular and biochemical assays in all four detection formats. To operate ANALYST, the user specifies the detection mode and other parameters through either a local host computer running LJL's graphical interface software or an external system controller. A 96-well or 384-well microplate is placed in the microplate gripper by a user or robot and is automatically aligned with the optical detection component, SmartOptics.

    Depending on the type of assay detection mode selected by the user, SmartOptics' system of optical switches, lenses and fiber optic cables focuses the excitation light source (either a high intensity, constant light in the case of fluorescence intensity and FP assays or a flashing light in the case of time-resolved fluorescence assays) into either the middle or bottom of the fluid in the microwell. This focusing flexibility enables the user to optimize assay performance for a variety of assays regardless of the location of the optimal focal area. For example, the optimal focal area for the excitation source in FP assays is in the middle of the well, whereas the optimal focal area for cellular assays is the bottom of the well. In addition, this focusing precision allows these assays to be read at lower reagent concentrations. The Company believes that certain assays that have previously not been able to be performed because of existing analyzers' relative insensitivity will now be able to be used with ANALYST. In addition, because of this increased sensitivity, certain assays can be read faster, which increases throughput for this assay class. The light emitted from the well is fed into a photo-multiplier tube where the intensity of the light is quantitatively measured. The light emitted in a luminescence assay is generated by a chemical reaction within the well and not in response to an excitation light source as is the case for fluorescence-based assays. To optimize performance in each of these detection modes, ANALYST has two photo-multiplier tubes, one for luminescence assays and one for fluorescence-based assays, and automatically directs the emitted light to the proper unit depending on the assay selected. The light strikes the photocathode within the photo-multiplier tube, generating the signal that is recorded by the computer. This data can then be directed to the user's data management system for further analysis.

    Several additional features of ANALYST make it particularly suitable for integration into the current HTS setting and allow it to operate with minimal human intervention. ANALYST has a comprehensive self-diagnostic system that monitors the intensity of the excitation light source and helps prevent the loss of data and compounds. ANALYST has two serial ports, one to communicate between ANALYST and the robot controller and the other to upload information to the data management system. The separation of these two functions may reduce the incidence of data corruption. An additional communications port allows the user to employ third party software to either alert the user or shut down the system in the case of a system failure. The control panel can be attached to either side of the instrument, providing integration flexibility. ANALYST also accepts microplates in their short dimension, which accommodates light-duty robot arms and eliminates the need for a plate turntable. Finally, ANALYST is compatible with most currently-available microplates, reagents and liquid handling systems.

    The Company believes ANALYST will be the only multi-mode analyzer that enables higher throughput, improved analytical performance and flexibility, lower compound, assay and reagents costs, allows quick integration into the existing HTS laboratory and meets evolving HTS needs. Analytical flexibility is substantially improved based on the four-mode detection capability. The Company believes that the ability to program precise instrument parameters enables assays to be performed on ANALYST with improved sensitivity. Throughput is expected to be increased because the programmable four-mode detection capability saves the time normally lost in manual reconfiguration when switching between assay modes in other multi-mode systems. In addition, the ability to run screens in both the 96- and 384-well format with no loss of sensitivity will enable the user to increase productivity.

    There can be no assurance that the Company will successfully manufacture or market ANALYST or that ANALYST will achieve market acceptance. The failure to successfully commercialize ANALYST would have a material, adverse effect on the Company's business, financial condition or results of operations.

  REAGENTS AND ASSAYS

    In 1998, the Company intends to offer high value-added, application-specific reagents and assay kits that are optimized for use in HTS and specifically for use with ANALYST. The Company intends to initially develop reagents and assay kits in a single-step format. LJL believes that a single-step assay format is better suited to the HTS environment because it is faster, less expensive and easier to automate than multi-step assays. The Company believes that its reagents and assay kits will provide two major benefits to its customers. First, overall assay performance is expected to be improved because these consumables are being optimized for use with ANALYST. Second, the Company believes that customers will prefer to purchase reagents and instruments from one source for convenience, ongoing support and accountability.

    The use of fluorescence-based assays in HTS is increasing due to their sensitivity, versatility, adaptability, safety and lack of waste-disposal problems associated with radioisotopic assays. Among fluorescence-based assays, FP assays are especially well-suited for HTS because they can be used in a single-step format and are relatively insensitive to concentration and volume variations. However, the use of FP assays in HTS has previously been limited because of the relative insensitivity of available analyzers.

    The Company believes the increased sensitivity and precision of ANALYST in the FP format will improve the performance of FP assays. LJL is currently developing a new, long-lifetime FP reagent based on its proprietary FLARe assay technology. Currently available FP reagents have short lifetimes and cannot be used in screening certain targets. The Company believes that its long-lifetime FP reagent will expand the class of available targets for certain major diseases, including cardiovascular and immunodeficiency diseases, that can be screened in a single-step, FP format.

    The Company intends to enter into collaborative relationships for the development of additional reagents, although, to date, no agreements have been reached. There can be no assurance that LJL will successfully develop its own reagents and assay kits, that any LJL reagents and assay kits, if developed, will achieve market acceptance or result in significant Company revenues, or that the Company will enter into any agreements for rights to additional reagents or assay technology, the failure of any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  HIGH-DENSITY, ULTRA HIGH THROUGHPUT SCREENING PLATFORM

    The Company is developing products designed to operate in a high-density, ultra high throughput screening system. These products include a 1,536-well format analyzer, reagents, assay kits and proprietary 1,536-well microplates. The high-density analyzer will be an evolution of the ANALYST technology platform, and is being designed to read 1,536 wells arrayed in the same space as a 96-well microplate. The Company believes this high-density format will increase throughput significantly over that of currently available systems. In addition, the high-density analyzer is being designed to perform screens using significantly reduced assay volumes, thus reducing the costs of reagents, assays and compounds. LJL is developing 1,536-well microplates to operate with its high-density analyzer. The Company believes that HTS system performance will be optimized with the use of these proprietary plates in conjunction with LJL's high-density analyzer due to the lower error tolerance between system components in this miniaturized format. In addition, the Company's high-density HTS analyzer is being designed to operate with third party 1,536-well microplates, reagents and liquid handling systems. The Company also plans to bring to market additional reagents and assay kits and intends to miniaturize certain of its first generation reagents and assays for use in the high-density format.

  FLARE TECHNOLOGY

    The Company has licensed FLARe, a platform of patented, fluorescence-based bioassay technologies for use in commercial pharmaceutical and biopharmaceutical research and development, from FluorRx. Under this agreement, the Company has the right to develop and commercialize products based upon licensed patents, and in exchange the Company has agreed to pay FluorRx minimum royalties in the aggregate amount of approximately $950,000 through 2002. The agreement terminates upon the earlier of the expiration of the last of the licensed patents, a court's declaration that the last licensed patent is invalid, or an uncured material breach. Fluorescence-based assay technologies are well-suited to HTS because they are sensitive, versatile, easy to automate and safer than radioisotopic assays. However, use of fluorescence-based HTS assays has been limited due to the high level of background noise in the fluorescence signal within the assay, which obscures the assay-specific signal and results in loss of sensitivity and reduced accuracy. LJL believes its FLARe technology may significantly improve the sensitivity, precision and speed of these assays.

    The FLARe platform uses an extension of fluorescence lifetime detection, called phase/modulation. Phase/modulation is a method of measuring the time required for a molecule to absorb and then emit light ("fluorescence lifetime"). Fluorescence lifetime assays performed using phase/modulation detection have a higher signal-to-noise ratio than traditional fluorescence assays based on measurement of intensity. Small changes in phase/modulation can be accurately measured, resulting in an assay format that is both accurate and sensitive, including high-density, low volume HTS formats. In addition, fluctuations in assay volume do not affect the quality of the assay signal, which is also important in a high-density format, where precision of fluid handling is extremely difficult.

    Many targets, compounds and microplates have transient fluorescent properties that obscure the assay-specific signal generated by currently available short lifetime fluorescent reagents. However, using LJL's phase/modulation assay detection technology, the transient background signal, or noise, of the well environment can be electronically subtracted from the assay-specific signal of the long-lifetime fluorescent reagent, resulting in a high signal-to-noise ratio.

    Because cellular and sub-cellular events such as ligand-receptor binding, ion flux, and protein-protein interaction all produce changes in the physical micro-environment, the Company believes FLARe technology can be used in a single-step assay format against most major classes of human drug targets, including receptors, ion channels, cell regulatory pathways, gene regulatory elements and enzymes.

    The following chart summarizes several of the key assay modalities of FLARe, with examples of classes of targets and therapeutic areas to which the Company believes they may be applicable:

        ASSAY TECHNOLOGY              POTENTIAL TARGET CLASSES         POTENTIAL THERAPEUTIC AREA
--------------------------------  --------------------------------  --------------------------------
Long-Lifetime Fluorescence        Protein-Protein Interactions      Cancer, neurological disorders,
  Polarization                    -  cell surface receptors         cardiovascular diseases,
  (biochemical and cell-based     -  intracellular signaling        inflammatory disorders,
  assays)                         -  cell-cycle control gene        endocrine diseases
                                     regulation

Phase Resolved Fluorescence       Ion Channels                      Cancer, neurological disorders,
  Lifetime                        Intracellular Ion Flux            cardiovascular diseases,
  (biochemical and cell-based     Cell Surface Receptors            inflammatory disorders,
  assays)                                                           endocrine diseases, and
                                                                    gastrointestinal diseases

Kinase Reporters                  Protein Kinases                   Cancer, autoimmune diseases
  (biochemical assays)

Protease Reporters                Proteases                         Cardiovascular disease, AIDS,
  (biochemical assays)                                              neurodegenerative diseases

  OEM PRODUCTS

    Since 1988, the Company has successfully designed and manufactured several products for clinical diagnosis, including Luminometer, Q2000, Horizon and a microplate heater, all of which were or are marketed and sold through third parties. These products are used primarily in clinical and research laboratories, which require highly automated systems to perform large numbers of assays reliably 24 hours a day with minimal human intervention. In addition, in 1996 the Company completed a development agreement with CombiChem, pursuant to which the Company developed a compound synthesizer for drug discovery. The Company has employed a proprietary, modular, object-oriented design approach in which previously developed and proven modules are adapted to new systems. LJL believes this design and manufacturing approach has enabled the Company to rapidly develop and manufacture new products, and the Company intends to continue to employ this design and manufacturing method in the development of its HTS instruments.

    Luminometer is a highly sensitive blood analyzer used to detect and monitor the presence of HIV and hepatitis viruses, which the Company developed for Chiron's DNA-based diagnostics needs. Since 1992, the Company has manufactured and shipped more than 700 Luminometers to laboratories worldwide. The Company also developed for Chiron Q2000, which is a second generation, highly automated analyzer used for HIV and hepatitis detection and monitoring. The Company sold the manufacturing rights to Q2000 to Chiron, and has phased out production of both Q2000 and Luminometer.

    In 1996, the Company completed development of Horizon, a clinical specimen processor used in cancer diagnostics for Ventana. More than 150 units of Horizon have been manufactured and shipped worldwide. Although the Company intends to continue to manufacture Horizon under its agreement with Ventana in 1998 and possibly beyond, revenues from OEM product sales are expected to substantially decline in future periods.

SALES AND MARKETING

    Historically, the Company's clinical diagnostics products have been sold through OEM relationships to third parties. Thus, in 1997, 1996 and 1995, two of LJL's largest OEM customers, Chiron and Ventana, accounted for a total of 88%, 71% and 58%, respectively, of total revenues. Although the Company intends to continue to manufacture the Horizon through 1998 and possibly beyond under its agreement with Ventana, OEM product sales are expected to substantially decline in future periods.

    The Company intends to market its HTS products worldwide through a direct sales force in North America and distributors outside North America. LJL believes that approximately 50 large pharmaceutical companies, each of which operates numerous laboratories, control a substantial portion of the total number of pharmaceutical research and development laboratories. As a result, the Company believes a relatively small direct sales force can effectively penetrate this market. In addition, the Company intends to market its HTS products to a significantly larger number of biotechnology and smaller pharmaceutical companies. The Company currently has a direct sales team of four professionals and plans to hire additional sales personnel. Because the Company's products are technically-sophisticated and customers are Ph.D.-level researchers, the sales force consists of scientifically-qualified personnel to address the technical sophistication of the Company's products and customers. Sales support is provided by an in-house applications team. The Company is in the process of identifying European and Pacific Rim distributors that are currently selling products into the pharmaceutical R&D market.

    The Company is marketing ANALYST and intends to market associated reagents and assay kits under the trademark name of CRITERION. The Company's high-density HTS products are expected to include an analyzer, reagents, assay kits and proprietary 1,536-well microplates. The Company intends to sell reagents primarily to laboratories that perform relatively large numbers of assays, and intends to sell assay kits, which will include a combination of reagents and detailed instructions on protocol and use, to laboratories where convenience and ease of use are expected to be more important than volume purchase of reagents.

    The Company will face the risks associated with a highly concentrated customer base when and if it begins to sell its HTS products. Thus, any unfavorable development regarding a customer, including but not limited to such customer negotiating price discounts or unfavorable terms to LJL on its products, or encountering substantial financial difficulties or decreasing its capital spending, could have a material adverse effect on the Company's business, financial condition and results of operations.

MANUFACTURING

    The Company has employed a proprietary, modular, object-oriented design methodology to develop and manufacture a number of successful analytical systems for clinical diagnosis. LJL's clinical diagnostics and research products are manufactured at the Company's facilities in Sunnyvale, California. LJL is an

FDA-registered medical device manufacturer operating under GMP regulations and is certified under ISO 9001. Certain of LJL's clinical diagnostics products have the CE mark for European distribution. The CE designation, CONFORMITE EUROPEENE, signifies that a company has met the health and safety requirements to sell a product under the medical device directive in a European Community country. LJL has built its clinical diagnostics products with an average mean-time-between-failure rate of over 25,000 hours. LJL has established a track record of on-time shipment to its customers. The Company has long-standing relationships with many local suppliers, who both manufacture custom components and supply off-the-shelf components.

    The Company intends to use essentially the same manufacturing process for ANALYST as it has for its OEM clinical diagnostics products. This manufacturing process consists of purchasing custom and other components from third parties and performing sub-assembly, final assembly, and quality assurance functions in-house. ANALYST will be manufactured in LJL's existing manufacturing facility. The Company believes that its manufacturing infrastructure for ANALYST is sufficient for at least the next few years.

    The Company's initial strategy with regard to manufacturing reagents is to outsource the manufacture of assay kits to LJL's specifications. The Company may begin manufacturing reagents internally if it is determined to be cost-effective. In addition, the Company intends to expand its relationships with vendors of plastic disposables and to have them manufacture its 1,536-well HTS microplates according to LJL specifications.

    The Company's success will depend in part on the expansion of its operations and the effective management of these expanded operations. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving quality control and assurance, component supply and shortages of qualified personnel. Difficulties encountered by the Company in manufacturing scale-up could have a material adverse effect on its business, financial condition and results of operations.

COMPETITION

    The market for HTS instrumentation is highly competitive. The Company anticipates that competition will increase significantly as more biotechnology and pharmaceutical companies adopt HTS instruments as a drug discovery tool and as new companies enter the market with advanced technologies and products. The Company will compete in many areas, including high throughput screening instruments, assay development and reagent sales. The Company competes with companies which directly market high throughput products. In addition, pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other research organizations are conducting research and developing products in various areas which compete with the Company's technology platform, either on their own or in collaboration with others. The Company's potential customers may assemble high throughput screening systems by purchasing components from competitors. Further, certain companies offer screening services on a contract or collaborative basis, and these services could eliminate the need for a potential customer to purchase the Company's products. The Company's technological approaches may be rendered obsolete or uneconomical by advances in existing technological approaches or the development of different approaches by one or more of the Company's current or future competitors. Many of these competitors have greater financial and personnel resources, and more experience in research and development, sales and marketing and other areas than the Company.

INTELLECTUAL PROPERTY RISKS

    The Company's success will depend in part on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others. The Company has two U.S. patents. The Company has filed four U.S. patent applications and eight provisional patent applications, all of which are currently pending. To supplement its proprietary technology, the Company has licensed ten patents from FluorRx pursuant to a June 1997 agreement. Under this license, the Company obtained certain worldwide rights relating to FluorRx's FLARe technology. Certain of these rights have been licensed on an exclusive basis. Certain other rights have been licensed on a non-exclusive basis, and therefore could be or are licensed to third parties. In accordance with such agreement, the Company pays one-time fees as well as royalties based on sales of its products that incorporate this technology. The license may be terminated in the event of a material breach by the Company. Furthermore, FluorRx may elect to convert the exclusive rights into non-exclusive rights in the event the Company fails to make certain minimum royalty payments. If the license were terminated by FluorRx due to a material breach of the license by the Company, the Company would lose the right to incorporate FLARe technology into its HTS products. In such event, the Company would be required to exclude FLARe technology from the Company's existing and future products and either license or develop internally alternative technologies. There can be no assurance that the Company would be able to license alternative technologies on commercially reasonable terms, or at all, or that the Company would be capable of developing internally such technologies. Furthermore, there can be no assurance that other companies may not independently develop technology with functionality similar or superior to the FLARe technology that does not or is claimed not to infringe the FLARe patents, or that otherwise circumvents the technology licensed to the Company.

    The Company is aware of third party patents that contain issued claims that may cover certain aspects of the Company's reagent technologies. There can be no assurance that the Company would not be required to license any such patents to produce certain reagents, assay kits and related products or that such licenses would be available on commercially reasonable terms, if at all. Any action against the Company claiming damages and seeking to enjoin commercial activities relating to the affected technologies could subject the Company to potential liability for damages. The Company could incur substantial costs in defending patent infringement claims, obtaining patent licenses, engaging in interference and opposition proceedings or other challenges to its patent rights or intellectual property rights made by third parties, or in bringing such proceedings or enforcing any patent rights against third parties. The Company's inability to obtain necessary licenses or its involvement in proceedings concerning patent rights could have a material adverse effect on the business, financial condition and results of operations of the Company.

    The patent positions of bioanalytical product companies, including the Company, are uncertain and involve complex legal and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued. Consequently, there can be no assurance that the patent applications of the Company or its licensor will result in patents being issued or that any issued patents will provide protection against competitive technologies or will be held valid if challenged or circumvented. Others may independently develop products similar to those of the Company or design around or otherwise circumvent patents issued to the Company. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each of such patents or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. If the Company does not obtain necessary licenses, it could be subject to litigation and encounter delays in product introductions while it attempts to design around such patents. Alternatively, the development, manufacture or sale of such products could be prevented. Litigation would result in significant cost to the Company as well as diversion of management time. Adverse determinations in any such proceedings could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company also relies on trade secret and copyright law, and employee and third-party nondisclosure agreements to protect its intellectual property rights in its products and technology. There can be no assurance that these agreements and measures will provide meaningful protection of the Company's trade secrets, copyrights, know-how, or other proprietary information in the event of any unauthorized use, misappropriation or disclosure or that others will not independently develop substantially equivalent proprietary technologies. Litigation to protect the Company's trade secrets or copyrights would result in significant cost to the Company as well as diversion of management time. Adverse determinations in any such proceedings or unauthorized disclosure of the Company's trade secrets could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that the Company will be able to protect its intellectual property in these markets. See "Business--Intellectual Property," and "--Products Under Development--FLARe Technology."

GOVERNMENT REGULATION

    While the Company believes that none of the Company's HTS products will be regulated as medical devices or otherwise subject to FDA regulation, the Company's clinical diagnostics products, including Luminometer, Q2000, Horizon and a microplate heater, are subject to FDA regulation as medical devices, as well as similar foreign regulation. The process of obtaining and maintaining required regulatory clearances and approvals and otherwise remaining in regulatory compliance in the United States and certain other countries is lengthy, expensive and uncertain. Although the Company has phased out production of Luminometer, Q2000 and the microplate heater, the Company will continue to manufacture Horizon on an OEM basis. Horizon is used in research and clinical laboratories to perform IVD tests, which are exempt from IDE requirements, including the need to obtain the FDA's prior approval, provided that, among other things, the testing is noninvasive, the product is not used as a diagnostic procedure without confirmation by another medically established test or procedure, and distribution controls are established to assure that IVDs distributed for research are used only for those purposes. To the Company's knowledge, its OEM customers have met these conditions. There can be no assurance that the FDA would agree that the OEM customers' distribution of the Company's clinical diagnostic products meet and have met the requirements for IDE exemption. Failure by the Company, its OEM customers or the recipients of the Company's clinical diagnostic products to comply with the IDE exemption requirements could result in enforcement action by the FDA, which could adversely affect the Company's or its OEM customers' ability to gain marketing clearance or approval of these products or could result in the recall of previously distributed products.

    Applicable law requires that LJL comply with the FDA's current GMP regulations for the manufacture of its clinical diagnostics products, Q2000, Luminometer, Horizon and the microplate heater. The FDA monitors compliance with its GMP regulations by subjecting medical product manufacturers to periodic FDA inspections of their manufacturing facilities. The FDA has recently revised the GMP regulations. The new Quality System Regulation imposes design controls and makes other significant changes in the requirements applicable to manufacturers. LJL is also subject to other regulatory requirements, and may need to submit reports to the FDA including adverse event reporting. Failure to comply with GMP regulations or other applicable legal requirements can lead to, among other things, warning letters, seizure of violative products, suspension of manufacturing, government injunctions and potential civil or criminal liability on the part of the Company and the responsible officers and employees. In addition, the government may halt or restrict continued sale of such instruments. Any such actions could have a material, adverse effect on the business, financial condition and results of operations of the Company.

    In order to export its clinical diagnostics instruments, the Company maintains ISO 9001 certification and applies the CE mark to certain products that are exported, which subjects LJL's operations to periodic surveillance audits. While the Company believes it is currently in compliance with GMP regulations and ISO standards, there can be no assurance that the Company's operations will be found to comply with GMP regulations, ISO standards or other applicable legal requirements in the future or that the Company will not be required to incur substantial costs to maintain its compliance with existing or future manufacturing regulations, standards or other requirements. Any such noncompliance or increased cost of compliance could have a material adverse effect on the Company's business, results of operations and financial condition.

    LJL also is subject to numerous federal, state and local laws relating to safe working conditions, manufacturing practices, environmental protection, storage, use and disposal of hazardous or potentially hazardous substances. Any material failure to comply with such laws could require the Company to incur significant costs and would have a material, adverse effect upon the Company's ability to do business.

Changes in existing requirements or adoption of new requirements or policies relating to government regulations could materially and adversely affect the ability of LJL to comply with such requirements.

EMPLOYEES

    As of December 31, 1997, the Company had 49 employees, of which 11 are employed in manufacturing, 25 in research and development, and 13 in marketing, sales and administration. Nine employees hold Ph.D. degrees, and 14 additional employees hold M.S. degrees. The Company's future success depends upon the continued service of its key scientific, technical and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. None of the Company's employees is represented by a labor union or covered by a collective bargaining agreement. The Company considers its relations with its employees to be satisfactory.

FACILITIES

    The Company's headquarters are located in Sunnyvale, California, and are comprised of approximately 14,000 square feet of office, research and development and manufacturing space. The Company's lease of these premises expires January 31, 2000 and is renewable for an additional term of five years under certain conditions. As the Company hires additional administrative and marketing personnel, the Company plans either to lease additional space or to move its headquarters within the next 24 months in order to support its projected growth. The Company expects that additional space will be available on commercially reasonable terms.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company and their ages as of December 31, 1997 are as follows:

NAME                                                       AGE                           POSITION(S)
-----------------------------------------------------      ---      -----------------------------------------------------
EXECUTIVE OFFICERS
Lev J. Leytes........................................          42   President, Chief Executive Officer and Chairman of
                                                                      the Board of Directors
Galina Leytes........................................          43   Executive Vice President and Director
Anthony H. Bautista..................................          42   Vice President of Manufacturing Operations
Robert T. Beggs......................................          49   Vice President of Finance and Administration
William G. Burton, Ph.D..............................          57   Chief Technology Officer
Douglas N. Modlin, Ph.D..............................          45   Vice President of Instrumentation Systems Research
                                                                      and Development

DIRECTORS
George W. Dunbar, Jr.(1).............................          51   Director
Michael F. Bigham(2).................................          40   Director
John G. Freund, M.D.(2)..............................          44   Director
Daniel S. Janney(1)..................................          32   Director

------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

    LEV J. LEYTES is a co-founder of the Company and has been its President, Chief Executive Officer and Chairman of the Board of Directors since inception. Prior to founding LJL, Mr. Leytes worked in various technical and management positions at Beckman Instruments, Inc., a life sciences company, and Molecular Devices Corporation, a bioanalytical instrumentation company. Mr. Leytes holds an M.S. in engineering from the Moscow Engineering Institute. Mr. Leytes is the spouse of Galina Leytes.

    GALINA LEYTES is a co-founder of the Company and has been Vice President and a director since inception, and was promoted to Executive Vice President in January 1996. Ms. Leytes previously served as the Company's Chief Financial Officer and Secretary from inception to December 1997. Prior to founding LJL, Ms. Leytes managed the information systems group at Stanford University, was a consultant in management information systems, and was a senior programmer at Charles Schwab & Co., Inc. She holds an M.S. in engineering from the Kiev Engineering Institute. Ms. Leytes is the spouse of Lev J. Leytes.

    ANTHONY H. BAUTISTA joined the Company in November 1991 as Manufacturing Operations Manager, and was promoted to Director of Manufacturing Operations in December 1993 and Vice President of Manufacturing Operations in May 1996. Prior to joining LJL, Mr. Bautista held various management positions in the manufacturing divisions of Molecular Devices Corporation, a bioanalytical instrumentation company, and Hewlett-Packard Company, a computer and electronics company. Mr. Bautista holds an A.A. in electronic technology from the College of San Mateo and a B.S. in electrical engineering from San Jose State University.

    ROBERT T. BEGGS joined the Company in November 1992 as Controller, and was promoted to Director of Finance and Administration in December 1994 and Vice President of Finance and Administration in May 1996. Prior to joining LJL, Mr. Beggs was the Controller of Sequoia-Turner Corporation, a medical instruments company, acquired in 1991 by Abbott Laboratories, a pharmaceutical and diagnostics company. Mr. Beggs held several financial management positions at G.D. Searle & Co., a pharmaceutical company and a wholly-owned subsidiary of Monsanto Company, and Siemens AG, a diversified electronics company. Mr. Beggs holds a B.S. in business administration from Nichols College and an M.B.A. from the University of Massachusetts, Amherst.

    WILLIAM G. BURTON, PH.D. joined the Company in March 1996 as Director of Technology and Business Development, and was promoted to Vice President of Technology and Business Development in January 1997 and Chief Technology Officer in August 1997. Dr. Burton was Program Manager, Strategic Market Development for the BioScience Products Division of Hewlett-Packard Company from September 1994 until March 1996. From January 1993 to September 1994, Dr. Burton was a business consultant to various biotechnology and pharmaceutical companies. From June 1989 to January 1993, he was a Managing Director of TS/BioDevices, Inc., a biotechnology systems development company and was responsible for operations and business development. Previously, Dr. Burton held senior management positions in biotechnology and health care-related research, product development, marketing and strategic planning and analysis. He holds a B.S. in biology from California State University, Long Beach, and an M.S. and Ph.D. in biochemistry from the University of California at Los Angeles.

    DOUGLAS N. MODLIN, PH.D. joined the Company in December 1996 as Senior Director of Research and Development, and was promoted to Vice President of Instrumentation Systems Research and Development in October 1997. Prior to joining the Company, Dr. Modlin was the Manager of Advanced Test Systems Development at Micro Module Systems, Inc., an electronic integration company, from November 1995 to December 1996, and was the Associate Technical Director of Research at Molecular Devices Corporation, a bioanalytical instrumentation company, from August 1993 to October 1995. From November 1991 to August 1993, he was the Program Manager of Diagnostic Instrumentation for Affymax NV, a drug discovery company. Dr. Modlin holds a B.S. in electrical engineering from the California Polytechnic State University, San Luis Obispo, and an M.S. and Ph.D. in electrical engineering from Stanford University.

    GEORGE W. DUNBAR, JR. has been a director of the Company since February 1995. Mr. Dunbar has been the President, Chief Executive Officer and a director of Metra Biosystems, Inc., a medical device company specializing in products for the detection and management of metabolic bone and joint diseases, since July 1991. He is also a member of the Board of Directors of DepoTech Corporation, a drug delivery company, and Sonus Pharmaceuticals, Inc., a medical diagnostic ultrasound company. Mr. Dunbar holds a B.S. in electrical engineering and an M.B.A. from Auburn University.

    MICHAEL F. BIGHAM has been a director of the Company since June 1997. Mr. Bigham has been the President, Chief Executive Officer and a director of Coulter Pharmaceutical, Inc., a drug development company ("Coulter"), since July 1996. Prior to joining Coulter, Mr. Bigham served as Executive Vice President of Operations from April 1994 to June 1996, Chief Financial Officer from April 1989 to June 1996, and Vice President of Corporate Development from July 1988 to March 1992 at Gilead Sciences, Inc., a biotechnology company. Previously, Mr. Bigham was Co-head of Healthcare Investment Banking for Hambrecht & Quist LLC, an investment banking firm. Mr. Bigham is also a member of the Board of Directors of Datron Systems, Inc., an electronics company, and several privately-held companies. Mr. Bigham received a B.S. degree in commerce with distinction from the University of Virginia and an M.B.A. from the Stanford University Graduate School of Business.

    JOHN G. FREUND, M.D. has been a director of the Company since June 1997. Dr. Freund has been Managing Director of the General Partner of Skyline Venture Partners, L.P., a venture capital firm, since October 1997. He served as Managing Director in the Alternative Assets Group of Chancellor Capital Management, Inc. (now Chancellor LGT Asset Management, Inc.), from August 1995 to September 1997. In 1995, Dr. Freund co-founded Intuitive Surgical Devices, Inc., a privately-held medical device company. From July 1988 through December 1994, Dr. Freund was employed at Acuson Corporation, a medical equipment company, where he was Vice President-Corporate Development and later Executive Vice President. Previously, he was a partner in Morgan Stanley Venture Partners, a venture capital firm, and also co-founded the healthcare group in the corporate finance department of Morgan Stanley & Co., Inc. Dr. Freund holds a B.A. from Harvard College, an M.D. from Harvard Medical School and an M.B.A.

from Harvard Business School, where he was a Baker Scholar and won what is now called the John L. Loeb Fellowship for excellence in finance.

    DANIEL S. JANNEY has been a director of the Company since June 1997. Mr. Janney is a Principal of Alta Partners, a venture capital company, which he joined in April 1996. Prior to joining Alta Partners, Mr. Janney served as a Vice President in the health care investment banking group of Montgomery Securities (now NationsBanc Montgomery Securities LLC) from January 1994 to April 1996 and as an Associate at Montgomery Securities from March 1993 to December 1993. From June 1990 to February 1993, Mr. Janney was an Associate at Bankers Trust Company in the leveraged buyout/private equity group. Mr. Janney holds a B.A. from Georgetown University and an M.B.A. from the Anderson School at the University of California, Los Angeles.

BOARD COMPOSITION

    The Company currently has authorized seven directors. In accordance with the terms of the Company's Restated Certificate, effective upon the closing of this offering, the terms of office of the directors will be divided into two classes:
Class I, whose term will expire at the annual meeting of stockholders to be held in 1999 or special meeting held in lieu thereof and Class II, whose term will expire at the annual meeting of stockholders to be held in 2000 or special meeting held in lieu thereof. The Class I directors are Galina Leytes, George W. Dunbar, Jr. and Daniel S. Janney, and the Class II directors are Lev J. Leytes, Michael F. Bigham and John G. Freund, M.D. and a vacancy to be filled by the Board of Directors. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the second annual meeting following election or special meeting held in lieu thereof. In addition, the Company's Restated Certificate provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of one-half of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. Although directors of the Company may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock, the Company's Restated Certificate provides that holders of two-thirds of the Common Stock must vote to approve the removal of a director without cause.

BOARD COMMITTEES

    In December 1997, the Board established the Audit Committee and Compensation Committee. The Board's Audit Committee currently consists of Messrs. Dunbar and Janney. The Audit Committee reviews the Company's annual audit and meets with the Company's independent accountants to review the Company's internal accounting procedures and financial management practices. The Compensation Committee currently consists of Mr. Bigham and Dr. Freund. The Compensation Committee recommends compensation and benefits for the Company's President and Chief Executive Officer and the Company's other executive officers to the Board of Directors, reviews general policy relating to compensation and benefits of employees of the Company, and administers the Company's Stock Plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Compensation Committee of the Board of Directors was, at any time since the formation of the Company, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

    The Company does not currently provide cash compensation to directors for services in such capacity, but directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and Committee meetings. Directors are eligible to participate in the Company's Stock Plans and, beginning in 1998, employee directors will also be eligible to participate in the Company's 1998 Employee Stock Purchase Plan and non-employee directors will also be eligible to participate in the 1998 Directors' Stock Option Plan. In December 1995, Mr. Bigham was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $0.10 per share subject to a four year vesting schedule, in March 1997 he was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $1.00 per share subject to a four year vesting schedule, and in December 1997 he purchased 5,000 shares of restricted Common Stock subject to a four year vesting schedule. In February 1995, Mr. Dunbar was granted an option to purchase 20,000 shares of Common Stock at an exercise price of $0.10 per share subject to a four year vesting schedule and in December 1997 he was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $2.00 per share subject to a four year vesting schedule. In December 1997, Mr. Janney and Dr. Freund each purchased 20,000 shares of restricted Common Stock subject to four year vesting schedules. See "Stock Plans."

EXECUTIVE COMPENSATION

    The following table sets forth certain compensation awarded by the Company during the fiscal year ended December 31, 1997 to its President, Chief Executive Officer and Chairman of the Board of Directors and the Company's other four most highly compensated executive officers, each of whose aggregate compensation during the Company's last fiscal year exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                       LONG-TERM
                                                                                                     COMPENSATION
                                                                                                        AWARDS
                                                                                                     -------------
                                                                                     ANNUAL
                                                                                 COMPENSATION(1)      SECURITIES
                                                                              ---------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                                                   SALARY($)   BONUS($)    OPTIONS(#)
----------------------------------------------------------------------------  ----------  ---------  -------------
Lev J. Leytes(2) ...........................................................  $  250,000  $  75,000       12,304
  President, Chief Executive Officer and
  Chairman of the Board of Directors
Galina Leytes(2) ...........................................................  $  140,000  $       0        4,823
  Executive Vice President and Director
Anthony H. Bautista ........................................................  $  105,934  $  50,263       23,760
  Vice President of
  Manufacturing Operations
Robert T. Beggs ............................................................  $  108,963  $  44,411       26,439
  Vice President of
  Finance and Administration
William G. Burton, Ph.D. ...................................................  $  137,437  $  36,721       26,891
  Chief Technology Officer

------------------------

(1) In accordance with the Securities and Exchange Commission (the "SEC") rules, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(2) Prior to June 1997, the Company had been taxed as an S corporation for federal and state income tax purposes. Under the Internal Revenue Code regulations regarding S corporations, the Company had not been subject to federal income taxes but had been subject to state income taxes at a reduced rate. As an S corporation, the Company's stockholders paid taxes on their share of the Company's taxable income on their individual tax returns. In June 1997, in connection with the Company's preferred stock financing, the Company became subject to the provisions of subchapter C of the Internal Revenue Code pursuant to which the Company's earnings are taxed for federal and state income tax purposes at the corporate level. Amounts exclude S corporation dividends declared and paid in the aggregate amount of $1,075,000 to Lev J. Leytes and Galina Leytes for the period from January 1 through June 5, 1997 during which the Company operated as a subchapter S corporation for federal and state income tax purposes. See "Dividend Policy."

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides certain information regarding stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1997:

                                                        INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                                   ------------------------------------------------------------     VALUE AT ASSUMED
                                    NUMBER OF                                                    ANNUAL RATES OF STOCK
                                   SECURITIES   PERCENTAGE OF TOTAL                              PRICE APPRECIATION FOR
                                   UNDERLYING   OPTIONS GRANTED TO    EXERCISE OR                    OPTION TERM(5)
                                     OPTIONS    EMPLOYEES IN FISCAL   BASE PRICE    EXPIRATION   ----------------------
NAME                               GRANTED(#)       YEAR(%)(3)         ($/SH)(4)       DATE        5%($)       10%($)
---------------------------------  -----------  -------------------  -------------  -----------  ----------  ----------
Lev J. Leytes....................      12,304(1)            2.6%       $    2.20      12/16/07   $  113,225  $  196,325
Galina Leytes....................       4,823(1)            1.0             2.20      12/16/07       44,383      76,957
Anthony H. Bautista..............      10,000(2)            2.1             1.00       8/27/07      104,023     171,562
                                        7,500(2)            1.6             2.00      12/16/07       70,517     121,171
                                        6,260(1)            1.3             2.00      12/16/07       58,858     101,138
Robert T. Beggs..................      15,000(2)            3.1             1.00       8/27/07      156,034     257,343
                                        5,000(2)            1.0             1.00       3/14/07       52,011      85,781
                                        6,439(1)            1.3             2.00      12/16/07       60,541     104,030
William G. Burton, Ph.D..........      20,000(2)            4.2             1.00       6/17/07      208,045     343,124
                                        6,891(1)            1.4             2.00      12/16/07       64,791     111,332

------------------------

(1) All of such options granted vest in full on the vesting commencement date. Such options expire 10 years from the date of grant, or earlier upon termination of employment. See "Stock Plans - 1997 Stock Plan."

(2) Twenty percent (20%) of such options granted vest one year from the vesting commencement date, and 1/20th of the total shares vest on each quarterly anniversary of the vesting commencement date thereafter. Such options expire 10 years from the date of grant, or earlier upon termination of employment. See "Stock Plans--1994 Equity Incentive Plan" and "Stock Plans--1997 Stock Plan".

(3) Based on an aggregate of 480,000 options granted to employees, consultants and directors during the fiscal year ended December 31, 1997.

(4) The exercise price per share of each option except the options granted to Lev J. Leytes and Galina Leytes was equal to the estimated fair value of the Common Stock on the date of grant as determined by the Board of Directors. The exercise price per share of the options granted to Lev J. Leytes and Galina Leytes was equal to 110% of the estimated fair value of the Common Stock on the date of grant as determined by the Board of Directors.

(5) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers. The potential realizable value is calculated by assuming that the initial public offering price of $7.00 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price.

AGGREGATE OPTION EXERCISES IN FISCAL 1997 AND YEAR-END OPTION HOLDINGS AND
  VALUES

    The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on exercise of stock options during the fiscal year ended December 31, 1997 and the number and value of securities underlying unexercised options held by each of the Named Executive Officers as of December 31, 1997:

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                       OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                     SHARES                         DECEMBER 31, 1997          DECEMBER 31, 1997($)
                                   ACQUIRED ON      VALUE       -------------------------  ----------------------------
NAME                               EXERCISE(#)  REALIZED($)(1)  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(1)
---------------------------------  -----------  -------------   -------------------------  ----------------------------
Lev J. Leytes....................          --            --             12,304/0                    $59,059/0
Galina Leytes....................          --            --              4,823/0                     23,150/0
Anthony H. Bautista..............      25,000      $172,500           6,260/32,500                31,300/210,000
Robert T. Beggs..................      10,000        69,000           17,939/38,500              111,545/247,650
William G. Burton, Ph.D..........          --            --           14,891/52,000               89,655/340,800

------------------------

(1) Value realized and value of unexercised in-the-money options are based on a value of $7.00 per share of the Company's Common Stock, the initial public offering price. Amounts reflected are based on the value per share minus the exercise price multiplied by the number of shares acquired on exercise and do not indicate that the optionee sold such stock.

EMPLOYMENT AGREEMENTS

    In December 1995, the Company entered into an agreement with Mr. Leytes providing that, in the case of involuntary termination other than for cause, salary and benefits will continue to be paid for a period of one year from the date of termination, all stock options and restricted stock then held by Mr. Leytes will immediately vest, and a bonus equal to the greater of the actual bonus owing to Mr. Leytes in the year of termination or 100% of the base salary Mr. Leytes received for the preceding twelve calendar months will be paid.

STOCK PLANS

    1994 EQUITY INCENTIVE PLAN. The Company's 1994 Equity Incentive Plan (the "1994 Plan") was adopted by the Board of Directors and approved by the stockholders in January 1994. A total of 479,250 shares of Common Stock have been reserved for issuance under the 1994 Plan. As of December 31, 1997, 38,250 options to purchase any shares of Common Stock had been exercised, options to purchase a total of 441,000 shares at a weighted average exercise price of $0.20 per share were outstanding and no shares remained available for future option grants under the 1994 Plan.

    The purposes of the 1994 Plan are to provide a means by which employees of and consultants to the Company may be given an opportunity to benefit from increases in value of the stock of the Company, to retain the services of persons who are currently employees or directors of or consultants to the Company, to secure and retain the services of new employees, directors and consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company. The 1994 Plan provides for the granting to employees, including officers and employee directors, of incentive stock options within the meaning of Section 422 of the Code and for the granting to employees and consultants of nonstatutory stock options. The 1994 Plan also provides for the granting to employees and consultants of stock bonuses, rights to purchase restricted stock, and stock appreciation rights (collectively with the incentive stock options and nonstatutory stock options, the "Stock Awards"). To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. If not terminated earlier, the 1994 Plan will terminate in January 2004.

    The 1994 Plan may be administered by the Board of Directors or a committee consisting of at least two disinterested directors (the "1994 Administrator"). The 1994 Administrator has the power to determine which of the persons eligible under the 1994 Plan shall be granted Stock Awards; when and how Stock Awards shall be granted; whether a Stock Award will be an incentive stock option, a nonstatutory stock option, a stock bonus, a right to purchase restricted stock, a stock appreciation right, or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; and the number of shares with respect to which Stock Awards shall be granted to each such person. Options granted under the 1994 Plan are not generally transferable by the optionee. Options granted under the 1994 Plan may be exercised within thirty days after termination of employment or consulting status, provided however that options may be exercised within 18 months after an optionee's termination by death or 12 months after an optionee's termination due to optionee's disability, and in any event no later than the expiration of the option's 10 year term. The exercise price of incentive stock options must be at least equal to the fair market value of the Common Stock on the date of grant, and the exercise price of nonstatutory stock options must be at least equal to 50% of the fair market value of the Common Stock on the date of grant. Under the Company's standard form of option agreement, the options vest over five years, with 20% vesting on each annual anniversary of the vesting commencement date. The 1994 Administrator has the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest, notwithstanding the provisions in the Stock Award. In the event of a dissolution, sale of substantially all of the Company's assets, merger, reverse merger, or consolidation of the Company with or into another corporation, the Board may have the surviving corporation assume the Stock Awards granted under the 1994 Plan, or substitute similar Stock Awards, continue the Stock Award in full force and effect or accelerate vesting thereof.

    1997 STOCK PLAN. The Company's 1997 Stock Plan (the "1997 Plan") was adopted by the Board of Directors in March 1997 and approved by the stockholders in May 1997. An increase of 1,250,000 shares in the number of shares reserved for issuance under the 1997 Plan, to a total of 2,070,750 shares of Common Stock issuable thereunder, was authorized by the Board of Directors in December 1997 and approved by the stockholders in February 1998. As of December 31, 1997, 45,000 shares of Common Stock had been issued pursuant to stock purchase rights, no options to purchase any shares of Common Stock had been exercised, options to purchase a total of 389,000 shares at a weighted average exercise price of $1.28 per share were outstanding and 1,636,750 shares remained available for future option grants under the 1997 Plan.

    The purposes of the 1997 Plan are to attract and retain the best available personnel to the Company, to provide additional incentives to the Company's employees and consultants and to promote the success of the Company's business. The 1997 Plan provides for the granting to employees, including officers and employee directors, of incentive stock options within the meaning of Section 422 of the Code and for the granting to employees and consultants, including nonemployee directors, of nonstatutory stock options. Stock purchase rights may also be granted under the 1997 Plan. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. If not terminated earlier, the 1997 Plan will terminate in March 2007.

    The 1997 Plan may be administered by the Board of Directors or a committee appointed by the Board which shall be constituted in such a manner as to comply with applicable law (the "1997 Administrator"). The 1997 Administrator has the power to select the consultants and employees to whom options and stock purchase rights may be granted, to determine the terms of the options granted including the exercise price, the number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1997 Plan are not generally transferable by the optionee. The maximum number of shares which may be subject to options granted to any employee for any fiscal year of the Company shall be 2,000,000. Such limitation shall not take effect until the earliest date required under Section 162(m) of the Code. Options granted under the 1997 Plan must be exercised within 3 months or such other period of time not less than thirty days as determined by the 1997 Administrator after termination of employment or consulting status, provided however that options must be exercised within 6 months after an optionee's termination by death and within 12 months after an optionee's termination by disability, and in any event no later than the expiration of the option's 10 year term. The exercise price of incentive stock options must be at least equal to the fair market value of the Common Stock on the date of grant, and the exercise price of nonstatutory stock options shall be determined by the 1997 Administrator on the date of grant; provided, however, that the exercise price of any stock option granted to the Company's Chief Executive Officer and the four other most highly compensated officers of the Company must equal at least 110% in the case of an incentive stock option or 100% in the case of a nonstatutory stock option of the fair market value of the Common Stock on the date of grant. Under the Company's standard form of option agreement, the options vest over five years, with 20% vesting on the 12 month anniversary of the vesting commencement date and with 1/20th vesting quarterly thereafter. In the event of a dissolution or liquidation, to the extent it has not been previously exercised, the option or stock purchase right will terminate immediately prior to the consummation of such proposed action. In the event of a proposed sale of all or substantially all of the Company's assets, merger of the Company with or into another corporation, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation, unless the successor corporation does not agree to assume the option or stock purchase right or to substitute an equivalent option or right, in which case such option or stock purchase right shall terminate upon consummation of such proposed action.

    1998 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in December 1997 and approved by the stockholders in February 1998. A total of 300,000 shares of Common Stock has been reserved for issuance under the Purchase Plan.

    The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by an offering period commencing on the effective date of this offering and ending on January 31, 2000. Each subsequent offering period will have a duration of twenty-four months. Each offering period after the first offering period will commence on February 1 and August 1 of each year. Each offering period will consist of four consecutive purchase periods of six months duration, with the last day of each period being designated a purchase date. The first purchase date will occur on July 31, 1998, with subsequent purchase dates to occur every six months thereafter. The Purchase Plan may be administered by the Board of Directors or a committee thereof. Employees (including officers and employee directors) of the Company, or of any majority-owned subsidiary designated by the Board, are eligible to participate in the Purchase Plan if they are employed by the Company or any such subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Company's Common Stock at the beginning of the offering period or the purchase date. If the fair market value of the Common Stock on a purchase date is less than the fair market value at the beginning of the offering period, a new twenty-four month offering period will automatically begin on the first business day following the purchase date with a new fair market value. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. If not terminated earlier, the Purchase Plan will have a term of 20 years.

    The Purchase Plan provides that in the event of a merger of the Company with or into another corporation or a sale of all or substantially all of the Company's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the Board of Directors shortens the offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the merger or sale of assets. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder.

    1998 DIRECTORS' STOCK OPTION PLAN. The 1998 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in December 1997 and approved by the stockholders in February 1998. A total of 150,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors.

    The Directors' Plan provides that each person who first becomes a nonemployee director of the Company after the date of this offering shall be granted a nonstatutory stock option to purchase 20,000 shares of Common Stock (the "First Option") on the date on which the optionee first becomes a nonemployee director of the Company. The First Option will not be granted to individuals serving as nonemployee directors as of the date of this offering. Thereafter, on the date of each annual meeting of the Company's stockholders, each nonemployee director (including nonemployee directors who were not granted a First Option prior to the date of such annual meeting) shall be granted an option to purchase 5,000 shares of Common Stock (a "Subsequent Option") if, on such date, he or she has served on the Company's Board of Directors for at least six months.

    The Directors' Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director, but does specify the number of shares that may be included in any one grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to the terms of a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by such optionee. The Directors' Plan provides that the First Option shall become exercisable in installments as to 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option; each Subsequent Option shall become exercisable in full on the fourth anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years.

    In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, the Company shall give to each nonemployee director either (i) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of any such transaction at the end of which time the Option shall terminate, or (ii) the right to exercise the option, including any part of the option that would not otherwise be exercisable (or receive a substitute option with comparable terms) as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of any such transaction. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding option. If not terminated earlier, the Directors' Plan will have a term of ten years.

401(K) PLAN

    Effective January 1, 1992, the Company adopted a tax deferred savings plan called the LJL
BioSystems, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"), which covers all employees who have been employed by the Company for at least one year. An employee may contribute up to 15% of his or her compensation to the 401(k) Plan on a pre-tax basis, not to exceed in any given year the maximum amount allowable under IRS regulations. The Company will contribute the total amount of salary elected to be deferred by each employee and may contribute a discretionary matching contribution equal to a specified percentage of the participant's compensation. The rates of pre-tax contributions may be reduced with respect to highly compensated employees, as defined in the Internal Revenue Code, so that the 401(k) Plan will comply with Section 401(k) of the Internal Revenue Code. Pre-tax contributions are allocated to each employee's individual account, which is invested in selected investment alternatives according to the directions of the employee. An employee's pre-tax contributions vest over five years and are nonforfeitable at all times. Withdrawals are permitted from an employee's account while the employee is still employed by the Company in the event of a financial hardship or when the employee reaches age 59 1/2. Employees may also borrow from the accounts. All benefits are generally distributed to employees upon termination of employment.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    As permitted by the Delaware General Corporation Law (the "Delaware Law"), the Company has included in its Restated Certificate a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors to the fullest extent permitted by Delaware law. In addition, the Company's Bylaws provide that the Company is required to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Delaware law, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Company has entered into indemnification agreements with each of its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware Law. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company intends to obtain directors' and officers' liability insurance with respect to liabilities arising out of certain matters, including matters under the Securities Act.

    At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In June 1997, shares of the Company's Preferred Stock, which will convert into an aggregate of 3,621,503 shares of Common Stock effective upon the closing of this offering, were sold at an as-converted price of $2.60 per share to investors that included, among others: entities affiliated with Chancellor LGT Asset Management, Inc. (which consists of 878,462 shares sold to Citiventure 96 Partnership, L.P., 431,923 shares sold to Chancellor LGT Private Capital Offshore Partners II, L.P. and 228,077 shares sold to Chancellor Private Capital Partners III, L.P.), entities affiliated with Alta Partners (which consists of 953,223 shares sold to Alta California Partners, L.P. and 21,778 shares sold to Alta Embarcadero Partners, LLC), entities affiliated with Hambrecht & Quist Capital Management, Inc. (which consists of 461,539 shares sold to H&Q Healthcare Investors and 307,693 shares sold to H&Q Life Sciences Investors) and 40,000 shares sold to a living trust and a charitable remainder trust formed by Michael F. Bigham. In addition, the Company issued warrants to purchase 65,653 shares to NationsBanc Montgomery Securities LLC.

    In December 1995, the Company entered into an employment agreement with Mr. Leytes providing that, in the case of involuntary termination other than for cause, salary and benefits will continue to be paid for a period of one year from the date of termination, all stock options and restricted stock then held by Mr. Leytes will immediately vest, and a bonus equal to the greater of the actual bonus owing to Mr. Leytes in the year of termination or 100% of the base salary Mr. Leytes received for the preceding twelve calendar months will be paid.

    The Company has entered into indemnification agreements with each of its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to execute such agreements with its future directors and executive officers. See "Management-- Limitation of Liability and Indemnification Matters."

    The Company believes that all of the transactions set forth above were in its best interests. As a matter of policy, the transactions were, and all future transactions between the Company and its officers, directors, principal stockholders and affiliates will be, approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1997 and as adjusted to reflect the sale of the Common Stock offered by the Company pursuant to this Prospectus and conversion of all outstanding shares of Preferred Stock into shares of Common Stock by (i) each stockholder who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each Named Executive Officer of the Company, (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group.

                                                                                                   PERCENTAGE OF SHARES
                                                                                                 BENEFICIALLY OWNED(1)(2)
                                                                                      SHARES     ------------------------
                                                                                    BENEFICIALLY  PRIOR TO       AFTER
BENEFICIAL OWNER                                                                       OWNED      OFFERING     OFFERING
----------------------------------------------------------------------------------  -----------  -----------  -----------
Entities affiliated with Chancellor LGT Asset Management, Inc.(3).................   1,538,462         18.7%        15.1%
  1166 Avenue of the Americas
  New York, NY 10036
Entities affiliated with Alta Partners(4).........................................     975,001         11.9%         9.6%
  One Embarcadero Center
  Suite 4050
  San Francisco, CA 94111
Entities affiliated with Hambrecht & Quist Capital Management, Inc.(5)............     769,232          9.4%         7.5%
  50 Rowes Wharf
  Boston, MA 02110
Lev J. Leytes(6)..................................................................   4,552,804         55.4%        44.6%
Galina Leytes(7)..................................................................   4,545,323         55.4%        44.5%
Anthony H. Bautista(8)............................................................      32,760        *            *
Robert T. Beggs(9)................................................................      29,439        *            *
William G. Burton, Ph.D.(10)......................................................      14,891        *            *
George W. Dunbar, Jr.(11).........................................................      10,000        *            *
  Metra Biosystems, Inc.
  265 North Whisman Road
  Mountain View, CA 94043
Michael F. Bigham(12).............................................................      50,000        *            *
  750 Forest Avenue
  Palo Alto, CA 94301
John G. Freund, M.D...............................................................      20,000        *            *
Daniel S. Janney(13)..............................................................     995,001         12.1%         9.7%
  Alta Partners
  One Embarcadero Center
  Suite 4050
  San Francisco, CA 94111
All directors and executive officers as a group (10 persons)(14)..................   5,729,449         69.0%        55.6%

------------------------

   * Represents beneficial ownership of less than 1% of the Company's Common Stock.

 (1) Excludes 400,000 shares of Common Stock certain existing stockholders and/or their affiliates have indicated to the Company they intend to purchase in this offering. Assumes no exercise of the Underwriters' over-allotment option and no exercise of outstanding warrants. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

 (2) Applicable percentage of ownership for each stockholder is based on 8,205,253 shares of Common Stock outstanding as of December 31, 1997 and assumes 10,205,253 shares of Common Stock outstanding after completion of this offering, together with applicable options for such stockholders. Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 1997. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Unless otherwise indicated, the address of each of the individuals named above is: c/o LJL BioSystems, Inc., 404 Tasman Drive, Sunnyvale, CA 94089.

 (3) Consists of 878,462 shares held by Citiventure 96 Partnership, L.P., 431,923 shares held by Chancellor LGT Private Capital Offshore Partners II, L.P. and 228,077 shares held by Chancellor Private Capital Partners III, L.P.

 (4) Consists of 953,223 shares held by Alta California Partners, L.P. and 21,778 shares held by Alta Embarcadero Partners, LLC. Daniel S. Janney, a director of the Company, is a limited partner of the general partner of Alta California Partners, L.P., does not share voting and dispositive power with respect to the shares held by such entity, and disclaims beneficial ownership of such shares in which he has no pecuniary interest.

 (5) Consists of 461,539 shares held by H&Q Healthcare Investors and 307,693 shares held by H&Q Life Sciences Investors.

 (6) Consists of 3,880,500 shares jointly held by Lev J. Leytes and Galina Leytes, 600,000 shares held by Yalta Investments, L.P., 30,000 shares held by the Dina L. Leytes Irrevocable Trust and 30,000 shares held by the Mary
     E. Leytes Irrevocable Trust and 12,304 shares issuable upon exercise of options exercisable within 60 days of December 31, 1997. Mr. Leytes disclaims beneficial ownership of the shares held in each trust except to the extent of his pecuniary interest therein.

 (7) Consists of 3,880,500 shares jointly held by Lev J. Leytes and Galina Leytes, 600,000 shares held by Yalta Investments, L.P., 30,000 shares held by the Dina L. Leytes Irrevocable Trust and 30,000 shares held by the Mary
     E. Leytes Irrevocable Trust and 4,823 shares issuable upon exercise of options exercisable within 60 days of December 31, 1997. Ms. Leytes disclaims beneficial ownership of the shares held in each trust except to the extent of her pecuniary interest therein.

 (8) Includes 7,760 shares issuable upon exercise of options exercisable within 60 days of December 31, 1997.

 (9) Includes 19,439 shares issuable upon exercise of options exercisable within 60 days of December 31, 1997.

 (10) Consists of 14,891 shares issuable upon exercise of options exercisable within 60 days of December 31, 1997.

 (11) Consists of 10,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 1997.

 (12) Includes 25,000 shares held by a charitable trust formed by Michael F. Bigham, 15,000 shares held by an irrevocable trust formed by Mr. Bigham, and 5,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 1997. Mr. Bigham disclaims beneficial ownership of the shares held in each trust except to the extent of his pecuniary interest therein.

 (13) Includes 953,223 shares held by Alta California Partners, L.P. and 21,778 shares held by Alta Embarcadero Partners, LLC. Daniel S. Janney, a director of the Company, is a limited partner of the general partner of Alta California Partners, L.P., does not share voting and dispositive power with respect to the shares held by such entity, and disclaims beneficial ownership of such shares in which he has no pecuniary interest.

 (14) Includes 975,001 shares held by entities affiliated with certain directors of the Company as described in Note 4 and 93,948 shares subject to options exercisable within 60 days of December 31, 1997.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the completion of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $0.001 par value, and 2,000,000 shares of undesignated Preferred Stock, $0.001 par value.

COMMON STOCK

    As of December 31, 1997, there were 8,205,253 shares of Common Stock outstanding (pro forma reflecting the conversion of all outstanding shares of Preferred Stock into Common Stock upon the completion of this offering), held of record by 27 stockholders, and options to purchase an aggregate of 830,000 shares of Common Stock were also outstanding. There will be 10,205,253 shares of Common Stock outstanding (assuming no exercise of the Underwriters' overallotment option, no exercise of outstanding warrants, and no exercise of outstanding options under the Stock Plans after December 31, 1997) after giving effect to the sale of the shares of Common Stock to the public offered hereby.

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding Preferred Stock. The Common Stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

    In June 1997, the Company completed a private placement of 3,621,503 shares of its Preferred Stock for $2.60 per share. Each share of Preferred Stock is currently convertible at the option of the holder into one share of Common Stock of the Company. Each share of Preferred Stock shall be automatically converted into one share of Common Stock upon either the Company's sale of Common Stock in a firm commitment underwritten public offering with a public offering price of not less than $3.00 per share and gross cash proceeds to the Company of at least $15 million or upon the consent of the holders of 75% of the outstanding shares of Preferred Stock. Upon the closing of this offering, each outstanding share of Preferred Stock will be converted into one share of Common Stock and automatically retired. Thereafter, the Board of Directors is authorized to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

    The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. As of the closing of the offering, no shares of Preferred Stock will be outstanding and the Company currently has no plans to issue any shares of Preferred Stock.

WARRANTS

    As of December 31, 1997, the Company had outstanding exercisable warrants to purchase 65,653 shares of Preferred Stock at $5.20 per share. In March 1998, the terms of the warrants were amended to (i) be exercisable for Common Stock, (ii) provide for an exercise price equal to the initial public offering price and,
(iii) expire in 2001. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, certain reorganizations and reclassifications. Each warrant may be exercised, without the payment of cash, for the number of shares of Common Stock purchasable by the difference between the aggregate exercise price of the warrant and the value at the current market price per share of Common Stock of the aggregate number of shares purchasable under the warrant.

REGISTRATION RIGHTS

    Following this offering the holders of 8,122,003 shares of Common Stock (the "Registrable Securities") or their transferees will be entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of the Registrable Securities. Subject to certain limitations in the agreement, the holders of at least 50% of the Registrable Securities may require, on two occasions beginning after the earlier of June 6, 1999 or 12 months after the effective date of this offering, that the Company use its best efforts to register the Registrable Securities for public resale. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in such registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of Registrable Securities may also require the Company (not more than two times in any twelve-month period or three times in the aggregate) to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price (net of any underwriters' discounts or commissions) is at least $1,000,000. All registration expenses must be borne by the Company and certain selling expenses relating to the Registrable Securities must be borne by the Company.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    The Company's Restated Certificate and Amended and Restated Bylaws provide, among other things, that after the closing of this offering, any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, the President of the Company or by any person or persons holding shares representing at least 10% of the outstanding capital stock. The Restated Certificate also provides for a classified Board and specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. See "Management--Board Composition." These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. The Bylaws also establish procedures, including advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors.

    The Company is subject to the provisions of Section 203 of the Delaware Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    The foregoing provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204, (818) 502-1404.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market may adversely affect the market price of the Common Stock offered hereby. Furthermore, as described below, because only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon completion of this offering, based on the number of shares outstanding as of December 31, 1997, the Company will have outstanding an aggregate of 10,205,253 shares of Common Stock assuming (i) the issuance by the Company of 2,000,000 shares of Common Stock offered hereby, (ii) no exercise of outstanding warrants to purchase 65,653 shares, (iii) no exercise of vested options to purchase 314,598 shares of Common Stock, and (iv) no exercise of the Underwriters' overallotment option to purchase 300,000 shares of Common Stock. Of these shares, 2,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for shares held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act and the regulations promulgated thereunder (whose sales would be subject to certain limitations and restrictions described below).

    The remaining 8,205,253 shares of Common Stock held by officers, directors, employees and other stockholders of the Company are "restricted securities" within the meaning of Rule 144 under the Securities Act ("Restricted Shares"). These restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Sales of these restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

    All of the stockholders of the Company have entered into agreements ("Lock Up Agreements") generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock of the Company or any securities exercisable for or convertible into the Company's Common Stock owned by them for a period of 180 days after the effective date of the registration statement filed pursuant to this offering (the "Effective Date") without the prior written consent of NationsBanc Montgomery Securities LLC. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 or 701, shares subject to Lock-Up Agreements will not be salable until such agreements expire or are waived by NationsBanc Montgomery Securities LLC. Taking into account the Lock-Up Agreements, and assuming NationsBanc Montgomery Securities LLC does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times: beginning on the Effective Date, only the shares sold in the Offering will be immediately available for sale in the public market; beginning 180 days after the Effective Date, approximately 8,122,003 additional shares will be eligible for sale pursuant to Rule 144, of which all but 258,808 shares are held by affiliates of the Company and 38,250 additional shares will be eligible for sale pursuant to Rule 701, of which all but 3,250 shares are held by affiliates of the Company. Such shares eligible to be sold pursuant to Rules 144 and 701 are subject to certain restrictions as described below.

    In general, under Rule 144 as currently in effect, and beginning after the expiration of the Lock-Up Agreements (180 days after the Effective Date of the offering), a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 102,053 shares immediately after the offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date of sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Pursuant to the Lock-Up Agreements, all Company employees and consultants holding Common Stock or stock options may not sell shares acquired upon exercise until 180 days after the Effective Date. Beginning 180 days after the Effective Date, any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, the Company intends to file registration statements under the Securities Act as promptly as possible after the Effective Date to register shares to be issued pursuant to the Company's 1994 Plan, 1997 Plan, Purchase Plan and Directors' Plan. As a result, any options exercised under such plans after the effectiveness of such registration statements will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144. As of December 31, 1997, there were outstanding options for the purchase of 830,000 shares, of which options for 401,712 shares will be eligible for sale 180 days after the date of this Prospectus upon expiration of the Lock-Up Agreements and in compliance with certain limitations set forth in the Securities Act. See "Risk Factors--Shares Eligible for Future Sale" and "Management--Stock Plans."

    In addition, after this offering, the holders of approximately 8,122,003 shares will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

    The Underwriters named below, represented by NationsBanc Montgomery Securities LLC, Ham-brecht & Quist LLC and Volpe Brown Whelan & Company, LLC (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") by and between the Company and the Underwriters, to purchase from the Company the aggregate number of shares of Common Stock indicated below opposite their respective names at the offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares if they purchase any.

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
NationsBanc Montgomery Securities LLC............................................     572,400
Hambrecht & Quist LLC............................................................     445,200
Volpe Brown Whelan & Company, LLC................................................     254,400
BancAmerica Robertson Stephens...................................................      69,000
BT Alex. Brown Incorporated......................................................      69,000
CIBC Oppenheimer Corp............................................................      69,000
Cowen & Company..................................................................      69,000
Donaldson, Lufkin & Jenrette Securities Corporation..............................      69,000
Prudential Securities Incorporated...............................................      69,000
UBS Securities LLC...............................................................      69,000
Cruttenden Roth Incorporated.....................................................      35,000
Hampshire Securities Corporation.................................................      35,000
Kaufman Bros., L.P...............................................................      35,000
John G. Kinnard & Company, Incorporated..........................................      35,000
Pacific Growth Equities, Inc.....................................................      35,000
Vector Securities International, Inc.............................................      35,000
H.C. Wainwright & Co., Inc.......................................................      35,000
                                                                                   ----------
    Total........................................................................   2,000,000
                                                                                   ----------
                                                                                   ----------

    The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of not more than $0.25 per share, and the Underwriters may allow, and such dealers may reallow, a concession of not more than $0.10 per share to certain other dealers. After the offering, the price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

    The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 300,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,000,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the offering.

    In June 1997, H&Q Healthcare Investors and H&Q Life Sciences Investors, entities affiliated with Hambrecht & Quist LLC, purchased 769,232 shares of the Company's Preferred Stock at a purchase price of $2.60 per share, for an aggregate of $2,000,000. Such shares will convert into 769,232 shares of Common Stock upon the closing of this offering. In June 1997, the Company granted NationsBanc Montgomery Securities LLC warrants to purchase 65,653 shares of the Company's Preferred Stock at an exercise price of $5.20 per share. In March 1998, the terms of these warrants were amended to be exercisable for Common Stock at an exercise price equal to the initial public offering price. See "Description of Capital Stock."

    Certain existing stockholders and/or their affiliates have indicated to the Company that they intend to purchase 400,000 shares of Common Stock in this offering at the initial public offering price.

    The Representatives have advised the Company that the Underwriters do not expect to confirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of the shares of Common Stock offered hereby.

    The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    For a period of 180 days after the effectiveness of the Registration Statement, without the prior written consent of NationsBanc Montgomery Securities LLC, the Company and holders of 8,205,253 shares of Common Stock including the Company's directors and executive officers have agreed not to offer, sell or contract to sell, sell or grant any option to purchase, make any short sale, pledge or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of, or any other rights to purchase or acquire Common Stock of the Company other than transfers to the holders' immediate family or into trusts for the benefit of the holder or members of the holder's immediate family.

    Prior to the offering, there has been no public market for the Common Stock of the Company. Consequently, the offering price for the Common Stock will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the offering price of the Common Stock will be prevailing market and economic conditions, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant.

    The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    The offering is being conducted in accordance with Rule 2720 ("Rule 2720") of the National Association of Securities Dealers, Inc. (the "NASD") which provides that, among other things, when an NASD member firm participates in the offering of equity securities of a company with whom such member has a "conflict of interest" (as defined in Rule 2720), the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" (as defined in Rule 2720) (a "QIU"). Hambrecht & Quist LLC is deemed to have such a conflict of interest with the Company due to the fact that certain entities affiliated with Hambrecht & Quist LLC own shares of the Company's Preferred Stock as described above. NationsBanc Montgomery Securities LLC is serving as the QIU in the offering and will recommend a price in compliance with the requirements of Rule 2720. NationsBanc Montgomery Securities LLC has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. NationsBanc Montgomery Securities LLC, in its capacity as QIU, will receive no additional compensation as such in connection with the offering.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation ("Venture Law Group"), Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Cooley Godward LLP ("Cooley Godward"), Palo Alto, California. Certain legal matters with respect to information contained in this Prospectus under the captions "Risk Factors--Intellectual Property Risks" and "Business--Intellectual Property" will be passed upon by Kolisch, Hartwell, Dickinson, McCormack & Heuser, patent counsel to the Company. As of the date of this Prospectus, certain directors of Venture Law Group and an investment partnership affiliated with Venture Law Group own (i) options under the 1997 Stock Plan to purchase an aggregate of 20,000 shares of the Company's Common Stock, and (ii) 9,500 shares of the Company's Preferred Stock, which shares will convert into 9,500 shares of the Company's Common Stock upon the completion of this offering. As of the date of this Prospectus, GC&H Investments, an investment partnership affiliated with Cooley Godward, owns 9,500 shares of the Company's Preferred Stock, which shares will convert into 9,500 shares of the Company's Common Stock upon the completion of this offering.

                                    EXPERTS

    The financial statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the SEC a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including exhibits thereto and the financial statements and notes filed as a part thereof, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission. Such reports and other information may also be inspected without charge at a World Wide Web site on the Internet maintained by the Commission (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC through the Electronic Data Gathering, Analysis, and Retrieval System.

                              LJL BIOSYSTEMS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Accountants..........................................................................         F-2

Balance Sheet..............................................................................................         F-3

Statement of Operations....................................................................................         F-4

Statement of Stockholders' Equity (Deficit)................................................................         F-5

Statement of Cash Flows....................................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of LJL BioSystems, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of LJL BioSystems, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Jose, California
January 21, 1998, except as to the
seventeenth and nineteenth
paragraphs of Note 1 and the second
paragraph of Note 6 which are as of
February 25, 1998 and the fourth
paragraph of Note 5 which is as of
March 12, 1998

                              LJL BIOSYSTEMS, INC.
                                 BALANCE SHEET

                                                                                PRO FORMA
                                                                                STOCKHOLDERS'
                                                                                EQUITY AT
                                                                                 DECEMBER
                                                              DECEMBER 31,         31,
                                                          --------------------     1997
                                                            1996       1997      (NOTE 6)
                                                          ---------  ---------  ----------
                                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.............................  $1,166,000 $5,525,000
  Accounts receivable...................................    397,000     59,000
  Inventories...........................................    673,000    283,000
  Other current assets..................................     71,000    484,000
                                                          ---------  ---------
    Total current assets................................  2,307,000  6,351,000
Property and equipment, net.............................    151,000    442,000
                                                          ---------  ---------
                                                          $2,458,000 $6,793,000
                                                          ---------  ---------
                                                          ---------  ---------
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
  PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Accounts payable......................................  $ 233,000  $ 681,000
  Accrued expenses......................................    396,000    360,000
  Customer deposits.....................................  1,943,000    153,000
  Current portion of long-term debt.....................     30,000     46,000
                                                          ---------  ---------
    Total current liabilities...........................  2,602,000  1,240,000
                                                          ---------  ---------
Long-term debt, net of current portion..................     43,000     40,000
                                                          ---------  ---------
Commitments and contingencies (Note 8)

Mandatorily redeemable convertible preferred stock;
  $0.001 par value; 7,400,000 shares authorized;
  3,621,503 shares issued and outstanding at December
  31, 1997; $21,543,000 redemption value (no shares
  outstanding pro forma)................................         --  9,308,000  $       --
                                                          ---------  ---------  ----------
Stockholders' (deficit) equity:
  Common stock; $0.001 par value; 12,000,000 shares
    authorized at December 31, 1996; 19,000,000 shares
    authorized at December 31, 1997; 4,500,500 shares
    issued and outstanding at December 31, 1996;
    4,583,750 shares issued and outstanding at December
    31, 1997 (8,205,253 shares outstanding pro forma)...      5,000      5,000       8,000
  Additional paid-in capital............................     34,000    705,000  10,010,000
  Deferred stock compensation...........................         --   (755,000)   (755,000)
  Accumulated deficit...................................   (226,000) (3,750,000) (3,750,000)
                                                          ---------  ---------  ----------
    Total stockholders' equity (deficit)................   (187,000) (3,795,000) $5,513,000
                                                          ---------  ---------  ----------
                                                                                ----------
                                                          $2,458,000 $6,793,000
                                                          ---------  ---------
                                                          ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                              LJL BIOSYSTEMS, INC.
                            STATEMENT OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1995       1996        1997
                                                           ---------  ---------  ----------
Revenues:
  Product sales..........................................  $2,236,000 $5,622,000 $4,562,000
  Development agreements.................................  2,915,000  3,663,000     642,000
                                                           ---------  ---------  ----------
    Total revenues.......................................  5,151,000  9,285,000   5,204,000
                                                           ---------  ---------  ----------
Costs and operating expenses:
  Product sales..........................................  1,174,000  2,755,000   2,319,000
  Research and development...............................  1,740,000  2,384,000   3,511,000
  Selling, general and administrative....................  1,963,000  4,062,000   2,145,000
                                                           ---------  ---------  ----------
    Total costs and operating expenses...................  4,877,000  9,201,000   7,975,000
                                                           ---------  ---------  ----------
Income (loss) from operations............................    274,000     84,000  (2,771,000)
Interest and other income................................     87,000    181,000     237,000
Interest expense.........................................     (5,000)    (5,000)     (9,000)
                                                           ---------  ---------  ----------
Income (loss) before provision for income taxes..........    356,000    260,000  (2,543,000)
Provision for income taxes...............................      4,000      2,000      12,000
                                                           ---------  ---------  ----------
Net income (loss)........................................    352,000    258,000  (2,555,000)
Accretion of mandatorily redeemable convertible preferred
  stock redemption value.................................         --         --    (636,000)
                                                           ---------  ---------  ----------
Net income (loss) available to common stockholders.......  $ 352,000  $ 258,000  $(3,191,000)
                                                           ---------  ---------  ----------
                                                           ---------  ---------  ----------
Basic and diluted net income (loss) per share available
  to common stockholders.................................  $    0.08  $    0.06  $    (0.71)
                                                           ---------  ---------  ----------
                                                           ---------  ---------  ----------
Shares used in computation of basic and diluted net
  income (loss) per share available to common
  stockholders...........................................  4,500,500  4,500,500   4,503,969
                                                           ---------  ---------  ----------
                                                           ---------  ---------  ----------
Pro forma data (unaudited) (Note 1):
  Income (loss) before provision (benefit) for income
    taxes................................................  $ 356,000  $ 260,000  $(2,543,000)
  Pro forma provision (benefit) for income taxes.........    142,000    104,000    (200,000)
                                                           ---------  ---------  ----------
  Pro forma net income (loss)............................  $ 214,000  $ 156,000  $(2,343,000)
                                                           ---------  ---------  ----------
                                                           ---------  ---------  ----------
  Basic and diluted pro forma net (loss) per share.......                        $    (0.29)
                                                                                 ----------
                                                                                 ----------
  Shares used in computation of basic and diluted pro
    forma net (loss) per share...........................                         8,125,472
                                                                                 ----------
                                                                                 ----------

   The accompanying notes are an integral part of these financial statements.

                              LJL BIOSYSTEMS, INC.
                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                  RETAINED         TOTAL
                                                  COMMON STOCK       ADDITIONAL    DEFERRED       EARNINGS     STOCKHOLDERS'
                                              ---------------------   PAID-IN        STOCK      (ACCUMULATED      EQUITY
                                                SHARES     AMOUNT     CAPITAL    COMPENSATION     DEFICIT)       (DEFICIT)
                                              ----------  ---------  ----------  -------------  -------------  -------------
Balance at December 31, 1994................   4,500,500  $   5,000  $   34,000   $        --   $       9,000  $      48,000
S corporation dividends paid................          --         --          --            --        (315,000)      (315,000)
Net income..................................          --         --          --            --         352,000        352,000
                                              ----------  ---------  ----------  -------------  -------------  -------------
Balance at December 31, 1995................   4,500,500      5,000      34,000            --          46,000         85,000
S corporations dividends paid...............          --         --          --            --        (530,000)      (530,000)
Net income..................................          --         --          --            --         258,000        258,000
                                              ----------  ---------  ----------  -------------  -------------  -------------
Balance at December 31, 1996................   4,500,500      5,000      34,000            --        (226,000)      (187,000)
S corporation dividends paid................          --         --          --            --      (1,075,000)    (1,075,000)
Transfer of S corporation accumulated
  deficit (Note 1)..........................          --         --    (742,000)           --         742,000             --
Issuance of common stock upon exercise of
  restricted stock purchase rights..........      45,000         --      90,000            --              --         90,000
Issuance of common stock upon exercise of
  stock options.............................      38,250         --       4,000            --              --          4,000
Accretion of mandatorily redeemable
  convertible preferred stock redemption
  value.....................................          --         --          --            --        (636,000)      (636,000)
Deferred compensation related to certain
  stock options and restricted stock........          --         --     772,000      (772,000)             --             --
Stock compensation expense..................          --         --     547,000        17,000              --        564,000
Net loss....................................          --         --          --            --      (2,555,000)    (2,555,000)
                                              ----------  ---------  ----------  -------------  -------------  -------------
Balance at December 31, 1997................   4,583,750  $   5,000  $  705,000   $  (755,000)  $  (3,750,000) $  (3,795,000)
                                              ----------  ---------  ----------  -------------  -------------  -------------
                                              ----------  ---------  ----------  -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                              LJL BIOSYSTEMS, INC.
                            STATEMENT OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1995       1996        1997
                                                           ---------  ---------  ----------
Cash flows from operating activities:
  Net income (loss)......................................  $ 352,000  $ 258,000  $(2,555,000)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization........................     57,000     63,000     138,000
    Stock compensation expense...........................         --         --     564,000
    Changes in assets and liabilities:
      Accounts receivable................................    553,000    (48,000)    338,000
      Inventories........................................     30,000   (436,000)    390,000
      Other current assets...............................    108,000    (68,000)   (413,000)
      Accounts payable...................................      2,000    106,000     448,000
      Accrued expenses...................................    (84,000)   110,000     (36,000)
      Customer deposits..................................  1,145,000      5,000  (1,790,000)
                                                           ---------  ---------  ----------
        Net cash provided by (used in) operating
          activities.....................................  2,163,000    (10,000) (2,916,000)
                                                           ---------  ---------  ----------
Cash flows used in investing activities for the purchase
  of property and equipment..............................   (103,000)   (93,000)   (429,000)
                                                           ---------  ---------  ----------
Cash flows from financing activities:
  Repayment of long-term debt............................    (22,000)   (19,000)    (37,000)
  Proceeds from long-term debt...........................     47,000     45,000      50,000
  Proceeds from issuance of mandatorily redeemable
    convertible preferred stock, net.....................         --         --   8,672,000
  Proceeds from issuance of common stock.................         --         --      94,000
  Payment of S corporation dividends.....................   (315,000)  (530,000) (1,075,000)
                                                           ---------  ---------  ----------
        Net cash provided by (used in) financing
          activities.....................................   (290,000)  (504,000)  7,704,000
                                                           ---------  ---------  ----------
Net increase (decrease) in cash and cash equivalents.....  1,770,000   (607,000)  4,359,000
Cash and cash equivalents at beginning of year...........      3,000  1,773,000   1,166,000
                                                           ---------  ---------  ----------
Cash and cash equivalents at end of year.................  $1,773,000 $1,166,000 $5,525,000
                                                           ---------  ---------  ----------
                                                           ---------  ---------  ----------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid during the year for interest.................  $   5,000  $   6,000  $   10,000
  Cash paid during the year for income taxes.............  $   5,000  $   2,000  $    1,000

   The accompanying notes are an integral part of these financial statements.

                              LJL BIOSYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1-- THE COMPANY AND A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    THE COMPANY AND BASIS OF PRESENTATION

    LJL BioSystems, Inc. (the "Company") was incorporated in Delaware on January 19, 1993 and is the surviving corporation of three commonly controlled companies, two of which were merged into the third, the Company, on January 1, 1994. Both of these predecessor entities and the Company were all formed and wholly owned by the Company's two S corporation stockholders. The Company is developing and intends to commercialize proprietary technologies, products and services to provide a flexible solution to the current and evolving high throughput screening requirements of drug discovery laboratories. The Company operates in one business segment.

    In the second half of 1996, the Company implemented a new strategic business model aimed at developing instruments for the emerging high throughput screening market of the accelerated drug discovery market to leverage its existing technology platform and product development and manufacturing expertise into this new market. In connection with the change in strategy, the Company shifted its focus from developing and manufacturing original equipment manufacturing ("OEM") clinical diagnostics and research products to developing, manufacturing and marketing its own products for high throughput screening. As part of its shift in focus, the Company has deemphasized its OEM development activities and has phased out production of all but one of its OEM instruments. However, the Company intends to continue to manufacture products under its agreement with Ventana Medical Systems, Inc. through 1998 and possibly beyond. As a result, revenues from development agreements declined significantly during the year ended December 31, 1997, and revenues from OEM product sales are expected to materially decline in future periods.

    INITIAL PUBLIC OFFERING AND NEED FOR FUTURE CAPITAL

    In December 1997, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell up to 2,875,000 shares of Common Stock to the public (the "Offering") (see Note 6). In the event the Offering is not completed as currently proposed, the Company will need to raise additional capital to fully execute its business strategy for the HTS market. Management believes, however, that existing amounts of cash and cash equivalents will be adequate, subject to available cash flow and expense control measures, to fund the Company's operations through December 31, 1998.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Revenues from product sales are generally recognized upon shipment. Development agreements are performed on a best efforts basis and revenues are recognized based on work performed using the percentage of completion method, completion measured using cost incurred to total estimated cost at completion. Amounts received in advance of services rendered are recorded as customer deposits. Research and development expenses under development agreements were $1,537,000, $1,663,000 and $316,000 in 1995, 1996 and 1997, respectively.

                              LJL BIOSYSTEMS, INC.

NOTE 1-- THE COMPANY AND A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
        (CONTINUED)
    RESEARCH AND DEVELOPMENT EXPENSE

    Research and development costs are expensed as incurred and consist of costs incurred for internally funded research and development activities and development agreements. These amounts include direct costs and research-related overhead expenses.

    CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with maturities from date of purchase of three months or less.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Company's financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short maturities. The carrying value of the Company's long-term debt approximates fair value as its interest rates approximate market rates for borrowings with similar terms and maturities.

    CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments which subject the Company to concentrations of credit risk consist primarily of accounts receivable. At December 31, 1996, amounts due from three customers represented 72%, 15% and 10% of gross accounts receivable. At December 31, 1997, amounts due from one customer represented 100% of gross accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition and provides for expected losses; however, such amounts have not been material. As a percentage of total revenues, product sales and revenues recognized under development agreements from individual customers in excess of 10% of total revenues were as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                             -------------------------------------
                                                                1995         1996         1997
                                                                -----        -----        -----
Chiron Corporation.........................................          47%          58%          64%
CombiChem, Inc.............................................          31%          18%      --
Ventana Medical Systems, Inc...............................          11%          13%          24%
Becton Dickinson and Company...............................      --                1%          10%

    INVENTORIES

    Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market.

    CAPITALIZED SOFTWARE COSTS

    Software development costs incurred subsequent to the establishment of technological feasibility are capitalized in accordance with Statement of Financial Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Amortization of capitalized software development costs is the greater of the amount computed using (a) the ratio of current revenues to the total of current and anticipated future revenues or (b) the straight-line method over the estimated economic life of the product. No amounts have been capitalized to date.

                              LJL BIOSYSTEMS, INC.

NOTE 1-- THE COMPANY AND A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
        (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives ranging from three to five years. Maintenance and repairs are expensed as incurred.

    LONG-LIVED ASSETS

    The Company identifies and records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired. No such events have occurred with respect to the Company's long-lived assets, which consist primarily of property and equipment and leasehold improvements.

    INCOME TAXES

    Prior to June 6, 1997, the Company elected to be treated as an S corporation for federal and California income tax purposes. As a result, little or no federal or state income taxes were payable at the corporate level. Rather, the Company's stockholders included their respective portions of the Company's taxable income in their individual income tax returns. On June 6, 1997, in connection with the preferred stock financing, the Company became subject to the C corporation provisions of the Internal Revenue Code. Accordingly, any earnings after this date will be taxed at federal and state corporate income tax rates. Upon termination of the Company's S corporation status, the S corporation accumulated deficit of $742,000 was transferred to additional paid-in capital.

    The Company uses the asset and liability approach for accounting for income taxes which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events recognized in the Company's financial statements or income tax returns. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences, net operating losses and tax credit carryforwards when their realization is considered more likely than not. Deferred tax expense represents the change in the deferred tax asset and liability balances.

    STOCK-BASED COMPENSATION

    The Company has adopted the pro forma disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). As permitted, the Company continues to recognize stock-based compensation under the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25. The pro forma effects of applying SFAS 123 are shown in Note 7 to the financial statements.

    BASIC AND DILUTED NET INCOME (LOSS) PER SHARE AVAILABLE TO COMMON
     STOCKHOLDERS

    The Company adopted SFAS No. 128, "Earnings per Share", during the year ended December 31, 1997 and retroactively restated all prior periods. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon conversion of outstanding convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Potential common shares are excluded from the computation if their effect is anti-dilutive, as was the case for the year ended December 31, 1997. For the year ended December 31, 1997, net (loss) available to common stockholders

                              LJL BIOSYSTEMS, INC.

NOTE 1-- THE COMPANY AND A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
        (CONTINUED)
includes $636,000 to reflect accretion of the mandatorily redeemable convertible preferred stock redemption value.

    PRO FORMA PROVISION (BENEFIT) FOR INCOME TAXES, PRO FORMA NET INCOME (LOSS)
     AND BASIC AND DILUTED PRO FORMA NET (LOSS) PER SHARE

    Unaudited pro forma provision (benefit) for income taxes presented in the Statement of Operations reflects income taxes computed at rates that would have been in effect had the Company been subject to federal and state income taxes at the corporate level during the periods presented.

    Unaudited basic and diluted pro forma net (loss) per share for the year ended December 31, 1997 is computed using pro forma net (loss) (as a C corporation) and the weighted average number of common shares outstanding during the period adjusted for the assumed conversion as of January 1, 1997 of all outstanding shares of mandatorily redeemable convertible preferred stock into 3,621,503 shares of common stock.

NOTE 2--COMPOSITION OF BALANCE SHEET AMOUNTS:

                                                            DECEMBER 31,
                                                        --------------------
                                                          1996       1997
                                                        ---------  ---------
Accounts receivable comprise:
  Trade receivables...................................  $ 448,000  $  63,000
  Less allowance for doubtful accounts................    (51,000)    (4,000)
                                                        ---------  ---------
                                                        $ 397,000  $  59,000
                                                        ---------  ---------
                                                        ---------  ---------
Inventories comprise:
  Raw materials.......................................  $ 355,000  $ 278,000
  Work-in-process.....................................    313,000     --
  Finished goods......................................      5,000      5,000
                                                        ---------  ---------
                                                        $ 673,000  $ 283,000
                                                        ---------  ---------
                                                        ---------  ---------
Other current assets comprise:
  Deferred initial public offering costs..............  $  --      $ 425,000
  Other...............................................     71,000     59,000
                                                        ---------  ---------
                                                        $  71,000  $ 484,000
                                                        ---------  ---------
                                                        ---------  ---------
Property and equipment comprise:
  Computer equipment..................................  $ 508,000  $ 689,000
  Furniture and equipment.............................    110,000    350,000
  Leasehold improvements..............................     25,000     33,000
                                                        ---------  ---------
                                                          643,000  1,072,000
Less accumulated depreciation and amortization........   (492,000)  (630,000)
                                                        ---------  ---------
                                                        $ 151,000  $ 442,000
                                                        ---------  ---------
                                                        ---------  ---------

                              LJL BIOSYSTEMS, INC.

NOTE 3--LONG-TERM DEBT:

    In September 1995, September 1996 and June 1997, the Company entered into equipment loan agreements with a bank related to the purchase of equipment and software. At December 31, 1997, the Company had outstanding borrowings on these loans aggregating $86,000. The loans are secured by the related equipment and software and by personal guarantees by the Company's stockholders, are due and payable in monthly installments over three years and bear interest at 10.20% to 11.85% per annum. The equipment loan agreements require that the Company complies with certain covenants, including certain restrictions regarding distributions to stockholders. Future principal payments under the loan agreements are $46,000, $30,000 and $10,000 in 1998, 1999 and 2000,
respectively.

NOTE 4--INCOME TAXES:

    The historical provisions for income taxes for the years ended December 31, 1995, 1996 and 1997 reflect S corporation taxes imposed in California at a statutory rate of 1.5% of taxable income, adjusted for nondeductible items. On June 6, 1997, the Company became subject to the C corporation provisions of the Internal Revenue Code. No provision for income taxes has been recognized for periods subsequent to June 6, 1997, as the Company incurred net operating losses for income tax purposes and has no carryback potential.

    Deferred tax assets and liabilities at December 31, 1996 were not material due to the Company's low tax rate as an S corporation. The significant components of deferred tax assets and liabilities at December 31, 1997 were as follows:

Net operating loss and tax credit carryforwards.................  $1,087,000
Nondeductible reserves and accruals.............................      82,000
                                                                  ----------
  Gross deferred tax assets.....................................   1,169,000
Valuation allowance.............................................  (1,169,000)
                                                                  ----------
  Net deferred tax assets.......................................  $   --
                                                                  ----------
                                                                  ----------

    Due to the Company's change in strategy and recent operating losses, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance is appropriate.

    At December 31, 1997, the Company had a federal net operating loss carryforward of approximately $2.4 million available to reduce future taxable income, which expires in 2012. The Company's ability to utilize net operating loss and tax credits carryforwards may be subject to limitation as set forth in applicable federal and state tax laws. As specified in the Internal Revenue Code, an ownership change of more than 50% during any three-year period would result in certain annual limitations on the Company's ability to utilize its net operating loss and tax credit carryforwards.

NOTE 5-- MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS:

    MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In May and June 1997, the Company amended its Certificate of Incorporation to authorize a total of 7,400,000 shares of Preferred Stock for future issuance.

                              LJL BIOSYSTEMS, INC.

NOTE 5-- MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS:
        (CONTINUED)
    In June 1997, the Company completed a private placement of 3,621,503 shares of Series A Mandatorily Redeemable Convertible Preferred Stock (the "Series A") for $2.60 per share, resulting in proceeds of $8,672,000, net of issuance costs of $744,000.

    The Series A stockholders may be entitled to annual dividends at a rate of $0.312 per share (subject to adjustment for dilution or stock splits). Such dividends are noncumulative and are payable when and if declared by the Board of Directors provided, however, that such dividends shall be deemed to be accrued and cumulatively payable upon the redemption of the Series A shares or a liquidation or dissolution of the Company. Accordingly, such amounts are accreted to the carrying value of the Series A shares with a corresponding charge to accumulated deficit. The Series A shares carry a liquidation preference of $2.60 per share (subject to adjustment for dilution and stock splits) plus all declared but unpaid dividends, and are convertible at any time at the option of the holder on a one-for-one basis (subject to adjustment for antidilution) into shares of the Company's Common Stock. The Series A stockholders have one vote for each share of Common Stock into which such shares may be converted. The Series A shares automatically convert into shares of the Company's Common Stock in the event of an initial public offering of the Company's Common Stock of at least $3.00 per share and gross cash proceeds of at least $15 million. The Series A shares are redeemable on June 6, 2004, or any annual anniversary date thereafter, upon written notice by holders of at least 75% of the Series A shares, in the amount of $2.60 per share (subject to adjustment for antidilution) plus cumulative but unpaid dividends.

    WARRANTS

    In connection with the Series A private placement in June 1997, the Company issued to the placement agent two warrants to purchase a total of 65,653 shares of Series A preferred stock at an exercise price of $5.20 per share. The warrants originally were to expire on the earlier of June 6, 2002, the closing of an initial public offering of the Company's Common Stock pursuant to a registration statement under the Securities Act of 1993 or a merger or sale of substantially all of the Company's assets and were exercisable immediately. On March 12, 1998, the terms of the warrants were amended such that the warrants are now exercisable to purchase 65,653 shares of common stock at an exercise price equal to the Offering price and expire in 2001.

NOTE 6--STOCKHOLDERS' (DEFICIT) EQUITY:

    In June 1997, the Board of Directors increased the authorized number of shares of the Company's Common Stock to 19,000,000. The Company has the right to repurchase, at the original issue price, certain of the common shares issued to employees and directors under restricted stock agreements. The Company's repurchase right lapses over four years based on the length of the individual's continual service to the Company. At December 31, 1997, 45,000 shares of Common Stock were subject to repurchase by the Company.

    In connection with the Offering, the Board of Directors authorized, and the stockholders approved in February 1998, a one-for-two reverse stock split of the Company's Common and Series A Stock. All share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the reverse stock split.

    If the Offering is completed under the terms currently contemplated, 3,621,503 shares of outstanding Mandatorily Redeemable Convertible Preferred Stock will convert into an equal number of shares of Common Stock. Unaudited pro forma stockholders' equity at December 31, 1997, as adjusted for the

                              LJL BIOSYSTEMS, INC.

NOTE 6--STOCKHOLDERS' (DEFICIT) EQUITY: (CONTINUED) assumed conversion of the Mandatorily Redeemable Convertible Preferred Stock, is set forth in the accompanying balance sheet.

NOTE 7--EQUITY INCENTIVE PLANS:

    On January 10, 1994, the Company adopted the 1994 Equity Incentive Plan (the "1994 Plan") under which 499,500 shares of the Company's Common Stock were reserved for issuance to employees, directors and consultants of the Company, as approved by the Board of Directors. On March 14, 1997, the Company reduced the number of shares reserved for issuance under the 1994 Plan to 479,250. The 1994 Plan, which expires in 2004, provides for the grant of incentive as well as nonstatutory stock options, stock bonuses, stock appreciation rights and restricted stock purchase rights.

    In March 1997, the Company adopted the 1997 Stock Plan (the "1997 Plan") under which 820,750 shares of the Company's Common Stock (including 20,250 shares originally reserved under the 1994 Plan) have been reserved for issuance to employees, directors and consultants of the Company, as approved by the Board of Directors. The 1997 Plan, which expires in 2007, provides for the grant of incentive as well as nonstatutory stock options and restricted stock purchase rights.

    Options granted under the 1994 Plan and the 1997 Plan are for terms not to exceed ten years. If the option is granted to a stockholder who owns more than 10% of all outstanding stock of the Company, the term may not exceed five years and the exercise price of the stock option must be at least 110% of the estimated fair value of the stock at the date of grant. Exercise prices of incentive stock options granted to all other persons are generally equal to at least 100% of the estimated fair value of the stock at the date of grant, as determined by the Board of Directors. For nonstatutory stock options granted to all other persons, the exercise price under the 1994 Plan and the 1997 Plan is generally equal to at least 50% or 85%, respectively, of the estimated fair value of the stock at the date of grant. Options under the plans generally vest over a five year period.

    The term of restricted stock purchase rights granted under the 1997 Plan is thirty days, after which unaccepted stock purchase rights expire. If the stock purchase right is granted to a stockholder who owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price is generally at least equal to 100% of the estimated fair value of the stock on the date of grant. The exercise price of stock purchase rights granted to all other persons is generally equal to at least 85% of the estimated fair value of the stock on the date of grant.

    On December 16, 1997, the Board of Directors adopted the 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") and the 1998 Directors' Plan and reserved 300,000 and 150,000 shares of Common Stock, respectively, for issuance under these plans. The 1998 Purchase Plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, permits eligible employees to purchase Common Stock through payroll deductions at a purchase price equal to 85% of the fair market value of the Company's Common Stock at the beginning or end of the offering period, whichever is less. The 1998 Directors' Plan provides for certain automatic grants of nonstatutory stock options to nonemployee directors of the Company. Options granted under the 1998 Directors' Plan vest over four years, have a term of ten years and are granted at exercise prices equal to the fair market value of the Company's Common Stock on the date of grant. Additionally, on December 16, 1997, the Board of Directors approved an amendment to the 1997 Plan to increase the number of shares reserved for issuance by 1,250,000 shares. The 1998 Directors' Plan, the 1998 Purchase Plan and the increase in shares available under the 1997 Plan were approved by the stockholders in February 1998.

                              LJL BIOSYSTEMS, INC.

NOTE 7--EQUITY INCENTIVE PLANS: (CONTINUED)
    The following table summarizes activity under the 1994 Plan and the 1997
Plan:

                                                                                     WEIGHTED
                                                             SHARES       STOCK       AVERAGE
                                                           AVAILABLE     OPTIONS     EXERCISE
                                                           FOR GRANT   OUTSTANDING     PRICE
                                                           ----------  -----------  -----------
Balance at December 31, 1994.............................     256,500     243,000    $    0.10
Options granted..........................................    (209,000)    209,000    $    0.10
Options canceled.........................................     105,750    (105,750)   $    0.10
                                                           ----------  -----------
Balance at December 31, 1995.............................     153,250     346,250    $    0.10
Options granted..........................................    (102,000)    102,000    $    0.10
Options canceled.........................................      60,000     (60,000)   $    0.10
                                                           ----------  -----------
Balance at December 31, 1996.............................     111,250     388,250    $    0.10
Shares authorized........................................   2,050,500          --
Issuance of restricted stock.............................     (45,000)         --    $    2.00
Options granted..........................................    (480,000)    480,000    $    1.34
Options exercised........................................          --     (38,250)   $    0.10
                                                           ----------  -----------
Balance at December 31, 1997.............................   1,636,750     830,000    $    0.71
                                                           ----------  -----------
                                                           ----------  -----------

    The following table summarizes information about stock options outstanding and vested under the 1994 Plan and the 1997 Plan at December 31, 1997:

                                                   OPTIONS OUTSTANDING
                                           ------------------------------------    OPTIONS EXERCISABLE
                                                         WEIGHTED                ------------------------
                                                         AVERAGE     WEIGHTED                  WEIGHTED
                                                        REMAINING     AVERAGE                   AVERAGE
                                             NUMBER     CONTRACTUAL  EXERCISE      NUMBER      EXERCISE
RANGE OF EXERCISE PRICES                   OUTSTANDING     LIFE        PRICE     EXERCISABLE     PRICE
-----------------------------------------  -----------  ----------  -----------  -----------  -----------
$0.10....................................     350,000    6.1 years   $    0.10      228,100    $    0.10
$0.60 - 1.00.............................     374,750    9.3 years        0.90       11,249    $    1.00
$2.00 - 2.20.............................     105,250   10.0 years        2.03       75,249         2.05
                                           -----------                           -----------
                                              830,000    8.0 years        0.71      314,598         0.60
                                           -----------                           -----------
                                           -----------                           -----------

    Deferred compensation is recorded when the exercise price of an option is less than the deemed fair value of the underlying stock on the date of grant. From inception through June 1997, all stock options were granted at exercise prices which equaled the estimated fair value of the underlying stock on the respective grant dates. In August 1997, the Company granted options to purchase a total of 75,000 shares of Common Stock at an exercise price of $1.00 per share. Deferred compensation of approximately $56,000 was recorded on these options, based on the deemed fair value of the Common Stock on the date of grant of $1.75 per share. In October 1997, the Company granted options to purchase 24,500 shares of Common Stock at an exercise price of $1.00 per share. Additional deferred compensation of approximately $123,000 was recorded based on a deemed fair value of $6.00 per share on the date of grant. Additionally, in October 1997 the Company granted to a consultant options to purchase 7,500 shares of the Company's Common Stock at an exercise price of $1.00 per share, resulting in additional deferred compensation of $40,000 based on the estimated fair value of the options granted. In December 1997, the Company granted rights to purchase 45,000 shares of restricted Common Stock at an exercise price of $2.00 per share and options to purchase 30,250 shares of Common Stock at an exercise price of $2.00 per share. Additional

                              LJL BIOSYSTEMS, INC.

NOTE 7--EQUITY INCENTIVE PLANS: (CONTINUED) deferred compensation of approximately $553,000 related to these grants was recorded based on a deemed fair value of the Common Stock of $9.35 per share on the date of grant. Deferred compensation is amortized over the vesting period of the options or restricted stock, generally four to five years.

    In December 1997, the Company also granted fully vested options to employees to purchase 75,000 shares of Common Stock at exercise prices of $2.00 to $2.20 per share, in lieu of cash bonuses. Compensation expense of $547,000 related to these options, based on a deemed fair value of the Common Stock on the date of grant of $9.35 per share, was recognized in 1997.

    At December 31, 1997, the Company had 6,153,904 shares of Common Stock reserved for future issuance upon conversion of mandatorily redeemable convertible preferred stock, exercise of stock options and exercise of mandatorily redeemable convertible preferred stock purchase warrants.

    The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board Opinion No. 25. Had compensation cost for the Company's option plans been determined based on the fair value of the options at the dates of grant, as prescribed in SFAS 123, the Company's pro forma net income (loss) for the years ended December 31, 1995, 1996 and 1997 would have included additional stock compensation expense of $1,000, $2,000 and $10,000, respectively. The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable period: dividend yield of 0.0% for 1995, 1996 and 1997; risk-free interest rates of 5.6% to 7.8% for options granted during the year ended December 31, 1995, 5.5% to 6.8% for options granted during the year ended December 31, 1996 and 6.3% to 6.5% for options granted during the year ended December 31, 1997; and a weighted average expected option term of six years for 1995 and 1996 and four years for 1997.

    For pro forma disclosure purposes, option grants made prior to January 1, 1995 are not considered; further, additional option grants are expected to be made beyond 1997. Accordingly, pro forma disclosures may differ materially from the reported results of operations in the future.

NOTE 8--COMMITMENTS AND CONTINGENCIES:

    In September 1996, the Company amended its operating lease agreement for its facility to extend the lease term to January 2000 and provide the Company an option to extend the lease term for an additional five years. The lease agreement requires the Company to pay minimum rent as well as certain facility operating expenses incurred by the lessor. In July 1997, the Company entered into a lease agreement for a laboratory facility and the use of certain laboratory equipment. The initial term of this lease agreement ends March 31, 1998, at which time the lease may continue on a month-to-month basis. Rent expense during the years ended December 31, 1995, 1996 and 1997 totaled $128,000, $149,000 and $161,000, respectively.

    Future minimum payments under non-cancelable operating leases are as follows:

YEAR ENDING DECEMBER 31,
----------------------------------------------------------------------------------
1998..............................................................................  $  153,000
1999..............................................................................     153,000
2000..............................................................................      13,000
                                                                                    ----------
                                                                                    $  319,000
                                                                                    ----------
                                                                                    ----------

                              LJL BIOSYSTEMS, INC.

NOTE 8--COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    In June 1997, the Company entered into a development, license and sales agreement (the "Agreement") under which it obtained worldwide rights to certain patented assay technologies. Future minimum royalties due through 2002 under the Agreement aggregate approximately $950,000.

    Under an employment agreement with an officer entered into in December 1995, the Company is required in the event of involuntary termination to continue to pay all salary, bonus and benefits for a period of up to one year.

    In the normal course of business, the Company is subject to various claims and assessments which, in the opinion of management, will not have a material adverse effect on its results of operations or financial condition.

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                                     -------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES, OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS
                             ---------------------

                                                    PAGE
                                                     ---
PROSPECTUS SUMMARY..............................          3
RISK FACTORS....................................          6
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS....................................         16
USE OF PROCEEDS.................................         17
DIVIDEND POLICY.................................         17
CAPITALIZATION..................................         18
DILUTION........................................         19
SELECTED FINANCIAL DATA.........................         20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS....................................         21
BUSINESS........................................         25
MANAGEMENT......................................         37
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS..................................         47
PRINCIPAL STOCKHOLDERS..........................         48
DESCRIPTION OF CAPITAL STOCK....................         50
SHARES ELIGIBLE FOR FUTURE SALE.................         52
UNDERWRITING....................................         54
LEGAL MATTERS...................................         56
EXPERTS.........................................         56
ADDITIONAL INFORMATION..........................         56
INDEX TO FINANCIAL STATEMENTS...................        F-1

                             ---------------------

    UNTIL APRIL 7, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 -------------

                                   PROSPECTUS

                                 -------------

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                               HAMBRECHT & QUIST

                              VOLPE BROWN WHELAN &
                                    COMPANY

                                 MARCH 13, 1998

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